Confidential information in this Loan and Security Agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request

DT FUNDING, LLC,
as Borrower,
DT CREDIT COMPANY, LLC,
as Servicer,
the LENDERS
from time to time parties hereto,
WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Collateral Custodian and as Backup Servicer,
and
WELLS FARGO SECURITIES, LLC,
as Administrative Agent

LOAN AND SECURITY AGREEMENT
Dated as of November 20, 2012

TABLE OF CONTENTS
Page
ARTICLE ONE

DEFINITIONS; CONSTRUCTION

Section 1.01.	Definitions	1
Section 1.02.	Accounting Terms and Determinations	25
Section 1.03.	Computation of Time Periods	25
Section 1.04.	Interpretation	25

ARTICLE TWO

LOANS

Section 2.01.	Loans	26
Section 2.02.	Funding Mechanics	26
Section 2.03.	The Notes	26
Section 2.04.	Optional Principal Repayments	27
Section 2.05.	Payments	27
Section 2.06.	Settlement Procedures	28
Section 2.07.	Mandatory Payments	29
Section 2.08.	Payments, Computations, Etc	29
Section 2.09.	Collections and Allocations; Investment of Funds	30
Section 2.10.	Fees	31
Section 2.11.	Increased Costs; Capital Adequacy; Illegality; Rating Requests	31
Section 2.12.	Taxes	33
Section 2.13.	Sharing of Payments, Etc.	35

ARTICLE THREE

SECURITY

Section 3.01.	Collateral	36
Section 3.02.	Release of Collateral; No Legal Title	38
Section 3.03.	Protection of Security Interest; Administrative Agent, as Attorney-in-Fact	38
Section 3.04.	Assignment of the Purchase Agreement	39

ARTICLE FOUR

CONDITIONS OF CLOSING

Section 4.01.	Conditions to Closing	40

i

v

LOAN AND SECURITY AGREEMENT
This Loan and Security Agreement, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among DT Funding, LLC, a Delaware limited liability company, as borrower (the “Borrower”), DT Credit Company, LLC, an Arizona limited liability company (“DTCC”), as servicer (the “Servicer”), the Lenders from time to time parties hereto (the “Lenders”), Wells Fargo Securities, LLC, as administrative agent for the Lenders (the “Administrative Agent”), and Wells Fargo Bank, National Association, as collateral custodian (the “Collateral Custodian”) and backup servicer (the “Backup Servicer”).
W I T N E S S E T H:
WHEREAS, the Borrower was formed for the purpose of taking assignments of, and holding, various assets, including motor vehicle finance contracts, amounts received on or in respect of such finance contracts and proceeds of the foregoing;
WHEREAS, the Borrower has requested that the Lenders make a loan to the Borrower, the proceeds of which will be used to finance the purchase price of certain motor vehicle finance contracts as described herein; and
WHEREAS, the Lenders have agreed to make such loan to the Borrower upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE ONE
DEFINITIONS; CONSTRUCTION
Section 1.01. Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“Accepted Servicing Practices” means, with respect to any Contract, those servicing practices (including collection practices) of prudent subprime auto loan servicing institutions which service auto loans of the same type as such Contract in the jurisdiction where such Contract is located, and which are in accordance with Applicable Law, the provisions of this Agreement and the practices described in the Credit and Collection Policy.
“Account Collateral” means, with respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.
“Accounts” means the Collection Account and the Reserve Account.
“Additional Amount” has the meaning given to such term in Section 2.12(a).

“Adjusted Eurodollar Rate” means, on any day, an interest rate per annum equal to the sum of (i) the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (a) the LIBOR Rate by (b) 100% minus the Eurodollar Reserve Percentage and (ii) the LIBOR Margin.
“Adjusted Income” of any Person for any fiscal quarter means such Person’s pre-tax income, calculated in accordance with GAAP, for the 12 months preceding the end of such quarter, and adjusted to exclude non cash charges including depreciation and amortization expense.
“Administrative Agent” has the meaning given to such term in the Preamble.
“Administrative Agent’s Account” means that certain account held at Wells Fargo Bank (account number [∗]).
“Advisors” means accountants, attorneys, consultants, advisors and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
“Affected Party” has the meaning given to such term in Section 2.11(a).
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
“Aggregate Commitment” means, as of any day, the sum of the Commitments of each Lender.
“Aggregate Unpaids” means, with respect to any date, an amount equal to the sum of (i) the Loans Outstanding, (ii) all accrued but unpaid Interest, (iii) all amounts due and owing or accrued but unpaid as of such date to the Collateral Custodian and the Backup Servicer and (iv) all other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties and the Administrative Agent under this Agreement and the other Basic Documents.
“Agreement” has the meaning given to such term in the Preamble.
“Alternative Rate” means, with respect to any Loan and an Interest Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the “Alternative Rate” shall be the Base Rate if at the time the relevant Lender has notified the Administrative Agent that a Eurodollar Disruption Event has occurred.
________________________
* Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the Closing Date the rate per annum with respect to a Receivable is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act or similar State law, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.
“Applicable Law” means, with respect to any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act, including Regulation AB, and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.
“Approved Indebtedness” means any Indebtedness of DTAC and/or DTAG that is subordinated in right of payment and security (if such Indebtedness is secured) to all senior Indebtedness, whether or not secured, of each of DTAC and DTAG and such Indebtedness shall have a scheduled maturity date no earlier than 18 months following the Termination Date. To be deemed “Approved Indebtedness”, DTAC and/or DTAG shall either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Indebtedness or deliver such documents to the Administrative Agent, on behalf of the Lenders.

“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit B hereto.
“Assumption Date” means the date, if any, when the Backup Servicer becomes Successor Servicer hereunder.
“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.
“Available Cash” means, with respect to DTAC and DTAG on a consolidated or combined basis, as applicable, at any date, the sum of all unrestricted cash and Cash Equivalents.
“Available Funds” means, for any Payment Date and the related Collection Period, the sum of (i) Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period and (ii) any Reserve Account Excess Amounts.
“Available Funds Shortfall” means, for any Payment Date, the positive excess, if any, of (i) the amount necessary to make all distributions required to be made pursuant to clauses (i) through (v) of Section 2.06 over (ii) Available Funds.
“Available Liquidity” means, with respect to DTAC and DTAG on a consolidated or combined basis, as applicable, at any date, the aggregate for such date of (i) all Available Cash, (ii) the unused portion of the amount available to be borrowed as of such date (such amount being the positive amount, if any, by which, so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, the applicable borrowing base exceeds the outstanding principal amount of loans thereunder) under (a) the Inventory Facility, (b) each Warehouse Facility reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (c) any other asset-based credit facility (including a credit facility secured by residual interests in securitization transactions involving Receivables) reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (iii) so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, an amount (without duplication) that would be the unused portion of borrowing availability as of such date under any committed asset-based credit facility (including a credit facility secured by residual interests in securitization transactions involving Receivables) reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) if all unencumbered Receivables or Receivables which would meet the eligibility criteria under any such facility and are available to be released and transferred to the applicable borrower as collateral thereunder (without causing an event of default under any applicable facility) were released and so transferred. For the avoidance of doubt, all calculations of amounts available under any of the facilities referred to in clauses (ii)(a), (b), (c) and (iii) above shall be determined without duplication, such that if any asset is eligible under more than one facility, is shall be deemed to be available only under one facility.

“Backup Servicer” has the meaning set forth in the preamble.
“Backup Servicer Termination Notice” has the meaning set forth in Section 9.04.
“Backup Servicing Fee” means the fees and expenses of the Backup Servicer as described in the Wells Fargo Bank Fee Letter.
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).
“Base Rate” means a rate per annum equal to the sum of (i) the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus 2.0% and (ii) the LIBOR Margin.
“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.
“Basel III” means the third Basel Accord issued by the Basel Committee on Banking Supervision.
“Basic Documents” means this Agreement, each Note, the Purchase Agreement, the Fee Letters, the Performance Guarantee, the Master Agency Agreement, the Custodial Agreement, the Origination Agreement, the Securities Account Control Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.
“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code,

including individual retirement accounts or Keogh Plans that are not exempt under Section 4975(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.
“Borrower” has the meaning given to such term in the Preamble.
“Borrower’s Account” means the bank account of the Borrower, as notified to the Administrative Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited, except that the Loans to be made on the Loan Date shall be deposited into the account held at Wells Fargo Bank in the name of the Borrower.
“Borrower Basic Documents” means all Basic Documents to which the Borrower is a party or by which the Borrower is bound.
“Business Day” means (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in San Francisco, California, Minneapolis, Minnesota, Dallas, Texas, Phoenix, Arizona and Charlotte, North Carolina and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.
“Cash Equivalents” means, on any day (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s, (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s, (iv) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any State or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (v) “deposit accounts” (as defined in the UCC) maintained with (a) any bank that satisfies the criteria described in clause (iv) above, or (b) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (vi) repurchase obligations of any commercial bank satisfying the requirements of clause (iv) above or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (i) or (iv) above, (vii) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (iv) above, and (viii) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (i) through (vii) above.

“Certificate” means the certificate of formation of the Borrower.

“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence or application to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and the Originator (which names may also include DTAC, UDC and DriveTime), DTCS, the Borrower or the Administrative Agent, as secured party.
“Closing Date” means November 20, 2012.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning given to such term in Section 3.01(a).
“Collateral Custodian” has the meaning given to such term in the Preamble.
“Collateral Custodian Fee” means the fees and expenses of the Collateral Custodian as described in the Wells Fargo Bank Fee Letter.
“Collection Account” means a segregated trust account established by the Servicer with the Collateral Custodian, for the benefit of the Secured Parties, into which all Collections are deposited.
“Collection Period” means with respect to any Payment Date, the immediately preceding calendar month, except for the first Payment Date, in which case such term means the period beginning on the Cutoff Date, to and including November 30, 2012.
“Collections” means, with respect to any Collection Period and the related Payment Date, (i) all cash collections or other cash proceeds of any Receivable received by the Servicer (including from any DT Entity) from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including all Release Price amounts or Release Amounts deposited in the Collection Account pursuant to Sections 5.06 or 7.03(c), Insurance Proceeds, investment earnings on amounts on deposit in the Collection Account and the Reserve Account, Liquidation Proceeds, (ii) any other funds received by the Servicer (including from any DT Entity) with respect to any Receivable (exclusive of ancillary fees, other than extension fees, which may be retained by the Servicer), Financed Vehicle or any other Collateral and (iii) investment earnings on amounts on deposit in the Collection Account.
“Commitment” means, with respect to Wells Fargo Bank, as Lender, the commitment of such Lender to fund Loans in an aggregate amount not to exceed $350,000,000, as such amount may be modified in accordance with the terms hereof.
“Confidential Information” means any information with respect to the Borrower, DTCC, DTAC, their respective businesses and financial information, the Receivables and the other Collateral and includes (i) information transmitted in written, oral, magnetic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.
“Continued Errors” has the meaning given to such term in Section 7.09(e).
“Contract” means any retail installment sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by DTCS or the Originator was made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which DTAC has previously acquired from DTCS or such Originator and the Borrower acquires any right, title or interest from DTAC pursuant to the Purchase Agreement.
“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Credit and Collection Policy” means with respect to (i) the initial Servicer, the customary servicing practices of DTCC, (ii) any Subservicer, the customary servicing practices of such Subservicer, and (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer, in each case as such customary servicing practices may be changed from time to time.
“Cumulative Net Loss Ratio” means, with respect to any date of determination, with respect to a Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is the Principal Balance of all Receivables that became Defaulted Receivables since the Cutoff Date (reduced by the amount of all Liquidation Proceeds received by the Servicer since the Cutoff Date) and (ii) the denominator of which is the Cutoff Date Pool Balance.
“Custodial Agreement” means the Custodial Agreement, dated as of the Closing Date, among the Collateral Custodian, the Borrower, the Originator, the Servicer and the Administrative Agent.
“Cutoff Date” means the close of business on November 18, 2012.
“Cutoff Date Pool Balance” means $457,533,472.48, the aggregate Principal Balance of the Receivables as of the Cutoff Date.
“Decoupling Event” means the delivery of written notice from the Borrower to the Administrative Agent that any of the following have occurred: (i) a Person or Persons shall have directly or indirectly acquired, in one or more transactions, the stock, securities or other equity interests of DTAG or DTAC representing 50% or more of the combined voting power of

DTAG’s or DTAC’s then-outstanding stock, securities or other equity interests; (ii) there is consummated a merger or consolidation of DTAG or DTAC with any other corporation or other entity, other than a merger or consolidation which would result in the voting interests of DTAG or DTAC outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity or any parent thereof) at least 50% of the combined voting power of the stock, securities or other equity interests of such entity or the surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iii) there is consummated an agreement for the sale or disposition by DTAG or DTAC of all or substantially all of its assets.
“Dealer” means DTCS or an Affiliate, in either case which sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by DTCS or such Affiliate, which were subsequently assigned by DTCS or such Affiliate to DTAC and are being assigned by DTAC to the Borrower pursuant to the Purchase Agreement and collaterally assigned to the Administrative Agent hereunder.
“Defaulted Receivable” means, with respect to any Collection Period, a Receivable (i) with respect to which the related Financed Vehicle has not been repossessed and with respect to which more than 10% of a Scheduled Payment is delinquent 120 days or more on the last day of such Collection Period, (ii) with respect to which the related Financed Vehicle has been repossessed and the Servicer has either liquidated such Financed Vehicle or held it in its repossession inventory for 60 days (or, in the case a Subservicer is servicing such Receivable, such other period of time as set forth in its Credit and Collection Policy), whichever occurs first, or (iii) which has been or is required to be charged-off or is deemed uncollectible in accordance with the Credit and Collection Policy of the related Servicer or Subservicer. The Principal Balance of any Receivable that becomes a Defaulted Receivable will be deemed to be zero as of the last day of the Collection Period during which it becomes a Defaulted Receivable.
“Delinquent Receivable” means a Receivable (i) in respect of which 10% or more of a Scheduled Payment remains unpaid for more than 60 days from the related due date and (ii) that is not a Defaulted Receivable.
“Depository Account” means each depositary account, concentration account or other similar account into which Collections are collected or deposited.
“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.
“Determination Date” means, with respect to any Payment Date and the related Collection Period, the last day of such Collection Period.
“Dodd-Frank Act” means The Dodd-Frank Wall Street Reform and Consumer Protection

Act. (Pub.L. 111-203, H.R. 4173).
“Dollars” or “$” means the lawful currency of the United States.
“DTAC” means DT Acceptance Corporation, its successors and assigns.
“DTAG” DriveTime Automotive Group, Inc. and prior to a Decoupling Event, its successors and assigns.
“DTCC” means DT Credit Company LLC, its permitted successors and assigns.
“DTCS” means DriveTime Car Sales Company, LLC, its successors and assigns.
“DTSFC” means DriveTime Sales and Finance Company, LLC, its successors and assigns.
“DT Entity” means the Borrower, DTCC and DTAC and, prior to a Decoupling Event, DTAG.
“Eligible Assignee” means a Person who is (i) an Affiliate of a Lender or the Administrative Agent or (ii) acceptable to the Administrative Agent and, so long as no Termination Event or Servicer Termination Event has occurred and is continuing, the Borrower has consented to such assignee, which consent shall not be unreasonably withheld, delayed or conditioned.
“Eligible Receivable” means, on any date of determination, any Receivable (i) for which the related Receivable File is in the possession of the Collateral Custodian, (ii) which is identified on the Schedule of Receivables delivered by the Borrower to the Administrative Agent on the Loan Date and (iii) which satisfies each of the eligibility requirements set forth on Schedule A hereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
“Errors” has the meaning given to such term in Section 7.09(e).
“Eurodollar Disruption Event” means with respect to a Lender Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate: (i) a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain such Lender Advance; (ii) the inability of the Lender to obtain timely information for purposes of determining the Adjusted Eurodollar

Rate; (iii) a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan; or (iv) the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Lender Advance.
“Eurodollar Reserve Percentage” means, on any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
“Eurodollars” means deposits in Dollars held in financial institutions outside of the United States.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means (i) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes or branch profits taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in (other than any business arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan, or sold or assigned an interest in any Loan or Basic Document), or having its principal office or applicable lending office located in such jurisdiction or in which the recipient is paying such taxes as of the date such recipient becomes party to this Agreement, (ii) any United States withholding tax imposed by reason of a Lender or its assignee’s failure to provide to the Borrower the documents set forth in Section 2.12(e) or to maintain or update such documents, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a recipient that is not a United States person within the meaning of Code Section 7701(a)(30) based upon the applicable withholding rate in effect at the time such recipient becomes a party to this Agreement (or designates a new lending office) and (iv) any taxes imposed pursuant to or as a result of FACTA.
“Facility Termination Date” means the date following the earliest to occur of the Final Scheduled Payment Date, the Redemption Date and the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the letter, dated as of the Closing Date, among the Borrower, the Servicer and the Administrative Agent, setting forth, among other things, the Structuring Fee.
“Fee Letters” mean the Fee Letter and the Wells Fargo Bank Fee Letter.
“Final Scheduled Payment Date” means January 15, 2020.
“Financed Vehicle” means, with respect to a Receivable, any new or used automobile, light-duty truck, minivan, sport utility vehicle or other passenger vehicle, together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.
“Formation Documents” means the Operating Agreement and the certificate of formation of the Borrower.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.
“Indemnified Amounts” has the meaning given to such term in Section 11.01.
“Indemnified Party” has the meaning given to such term in Section 11.01.
“Independent Director” has the meaning given to such term in Section 6.02(n)(xxviii).
“Ineligible Receivable” means a Receivable that is not an Eligible Receivable.
“Insolvency Event” means, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.
“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.
“Intangible Assets” means, on any date of determination, the amount (to the extent reflected in determining consolidated equity) of (i) all Investments in Subsidiaries of DTAC and DTAG other than their consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.
“Interest” means, for any Interest Period and each Loan outstanding during such Interest Period, interest on the Principal Amount of such Loan computed pursuant to Section 2.05; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Period” means, with respect to any Payment Date, the period from and including the prior Payment Date to but excluding such current Payment Date (or, in the case of the first Payment Date, from and including the Loan Date to but excluding such Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.
“Inventory Facility” means the Fourth Amended and Restated Loan and Security Agreement, dated as of October 28, 2011, among DTAG, DTSFC, DTCS, Wells Fargo Bank,

Santander Consumer USA, Inc. and Manheim Automotive Financial Services, Inc.

“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any) funded by such Lender on or prior to such day, plus (b) any portion of the Loans Outstanding acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the aggregate Loans Outstanding on such day.
“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
“Investment Company Act” means the Investment Company Act of 1940.
“Lender” means any Person that is designated as a Lender on the signature pages hereto or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender Advance” means, with respect to a Lender, the amount of its Commitment set forth on the signature pages to this Agreement.
“Lender Percentage” means, with respect to a Lender, its Commitment as a percentage of the Aggregate Commitment.
“Lender Register” has the meaning given to such term in Section 13.01(d).

“Level I Event” means, with respect to any Collection Period, that the Cumulative Net Loss Ratio exceeds the related percentage set forth in the following table for such Collection Period.

Collection Period	Cumulative Net Loss Ratio
1-4	5.50%
5	7.25%
6	10.00%
7	11.75%
8	13.25%
9	14.95%
10	15.50%
11	17.50%
12	18.75%
13	20.15%
14	21.50%
15	22.50%
16	24.00%
17	25.25%
18	26.50%
19	27.50%
20	28.50%
21	30.00%
22	31.25%
23	31.80%
24	32.50%
25	33.10%
26	33.65%
27	34.25%
28	34.85%
29	35.45%
30	36.00%
31	36.15%
32	36.25%
33	36.35%
34 and thereafter	36.50%

“Leverage Ratio” means, the ratio computed as of the last day of each Collection Period by dividing (i) the total assets of DTAC and DTAG on a consolidated or combined basis, as applicable, as of such date, determined in accordance with GAAP by (ii) the Net Worth on such date.
“Liability” means any duty, responsibility, obligation or liability.
“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York, Charlotte, North Carolina or London, England generally are required or authorized to be closed.

“LIBOR Margin” has the meaning given to such term in the Fee Letter.
“LIBOR Rate” means for any day or Interest Period, an interest rate per annum equal to:
(a)    the posted rate for 30-day deposits in Dollars which rate is determined on a daily basis by Wells Fargo Bank, as Lender, by reference to the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the first day of such Interest Period or, if such day is not a LIBOR Business Day, the posted rate that appeared on the immediately preceding LIBOR Business Day; or
(b)    if no such rate appears on the Reuters Screen LIBOR01 Page at such time and day, then the LIBOR Rate shall be determined by Wells Fargo Bank, as Lender, at its office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto) at which 30-day deposits in Dollars are being, have been or would be offered or quoted by Wells Fargo Bank, as Lender, to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.
“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.
“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Collection Account after such Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under such Receivable, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.
“Loan” has the meaning given to such term in Section 2.01.
“Loan Date” means the date on which the Loans are funded hereunder, which may in no event be later than November 20, 2012.
“Loans Outstanding” means, on any day, the aggregate Principal Amount of the Loans made on the Loan Date, reduced from time to time by payments and distributions in respect of principal of the Loans in accordance with the terms hereof.
“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.
“Master Agency Agreement” means the Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement, dated as of December 16, 2005, among DTCC, DTCS, The Royal Bank of Scotland (successor-in-interest to Greenwich Capital Financial Products, Inc.), Wells Fargo Bank and Wilmington Trust Company, in its capacity as owner trustee of certain “Current Trusts” identified therein, as amended, modified or supplemented from time to time with the prior written consent of the Administrative Agent, together with any acknowledgement and agreement.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, (ii) the validity, enforceability or collectability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of (a) the Contracts, (b) the Receivables or (c) any other Collateral, (iii) the rights and remedies of the Administrative Agent and Secured Parties under the Basic Documents, (iv) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (v) the ability of such Person to perform its obligations under this Agreement or any Basic Document to which it is a party or by which it is bound or (vi) the status, existence, perfection, priority or enforceability of the interest of the Administrative Agent or the Lenders in the Collateral.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Monthly Backup Servicer Certificate” means a certificate of the Backup Servicer, in substantially the form agreed upon by the Servicer, the Backup Servicer and the Administrative Agent, delivered pursuant to Section 7.09.
“Monthly Report” means a monthly statement of the Servicer delivered on each Reporting Date with respect to the immediately preceding Collection Period, in substantially the form of Exhibit E.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
“Net Equity” means, (i) prior to the occurrence of a Decoupling Event, with respect to DTAC and DTAG on a consolidated or combined basis, as applicable, and (ii) following the occurrence of a Decoupling Event, with respect to DTAC, in each case, on any day, the positive excess, if any, of (a) the book value of its assets over (b) the book value of its liabilities, in each case determined in accordance with GAAP.
“Net Income” means, for any period, the net income (or loss) of DTAC and DTAG on a consolidated or combined basis, as applicable, for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than DTAC and DTAG on a consolidated or combined basis, as applicable) in which any other Person (other than DTAC and DTAG on a consolidated or combined basis, as applicable) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to DTAC and DTAG on a consolidated or combined basis, as applicable, by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with DTAC, DTAG or that Person’s assets are acquired by DTAC or DTAG or a consolidated Subsidiary, (iii) the income of any Subsidiary of DTAC or DTAG to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Net Worth” means, on any day with respect to DTAC and DTAG on a consolidated or combined basis, as applicable, (i) the sum of (a) the Net Equity at such time, (b) the lesser of (1) the aggregate amount of Approved Indebtedness at such time and (2) $100,000,000 and (c) without duplication, the preference value of preferred shares of DTAC and DTAG on a consolidated or combined basis, as applicable, minus (ii) the sum of (a) the aggregate value of all Intangible Assets of DTAC and DTAG on a consolidated or combined basis, as applicable, at such time determined in accordance with GAAP and (b) the aggregate amount of all advances to employees of DTAC and DTAG at such time.

“Note” has the meaning given to such term in Section 2.03(a).
“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Administrative Agent or any of their respective assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Section 2.11, fees, including any and all arrangement fees, loan fees and the Structuring Fee, and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Basic Documents.
“Obligor” means each Person obligated to make payments pursuant to a Receivable, including any guarantor thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer or DTAC, as the case may be, and delivered to the Administrative Agent.
“Operating Agreement” means the operating agreement of the Borrower, dated as of November 20, 2012, entered into by DTAC, as the sole equity member, and Orlando Figueroa, as the special member.
“Opinion of Counsel” means with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent.
“Origination Agreement” means the Origination Agreement, dated as of March 19, 2003, between DTCS and DTAC.
“Originator” means DTAC.

“Owners” means the Lenders that are owners of record of the Notes.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” means the 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day, commencing December 17, 2012.
“Pension Plans” means “employee pension benefit plans”, as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect.
“Performance Guaranty” means the performance guaranty, dated the Closing Date, by DTAC and DTAG of certain guaranteed obligations of DTCC hereunder and made in favor of the Administrative Agent.
“Permitted Investments” means any of the following types of investments:
(i) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;
(ii) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meets the Short‑Term Rating Requirement;
(iii) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)     commercial paper rated at least “A‑1” by Standard & Poor’s and “Prime‑1” by Moody’s;
(v) money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than “Aaa” by Moody’s and “AAAm” by Standard & Poor’s;
(vi)     demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets the Short‑Term Rating Requirement; and
(vii) any other investments approved in writing by the Administrative Agent;

provided, that each of the Permitted Investments may be purchased by the Collateral Custodian or through an Affiliate of the Collateral Custodian.
“Permitted Liens” means Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement or any other Basic Document.
“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Pool Balance” means, as of any day, the aggregate Principal Balance of the Receivables as of such day.
“Prime Rate” means, for any date of determination, the rate of interest most recently announced by Wells Fargo Bank at its branch in San Francisco, California as its prime commercial rate for Dollar-denominated loans made in the United States.
“Principal Amount” means with respect to any Loan, the aggregate amount advanced by the Lenders on the Loan Date in respect of such Loan.
“Principal Balance” means, with respect to any Receivable as of any day, the outstanding principal balance of such Receivable as of such day. The Principal Balance of a Defaulted Receivable will be deemed to be zero as of the last day of the Collection Period during which it became a Defaulted Receivable.
“Purchase Agreement” means the Purchase Agreement, dated as of November 20, 2012, between DTAC and the Borrower.
“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
“Rating Agency” means any nationally recognized statistical ratings organization acceptable to the Administrative Agent.
“Rating Request” means a written request by an Owner to the Borrower and the Servicer, stating that such Owner intends to request that a Rating Agency publicly issue a rating to the transactions contemplated by this Agreement that reasonably reflects the economics and credit of the Loans at the time of the request.
“Receivable” means Indebtedness owed to the Originator or the Borrower by an Obligor (without giving effect to any transfer hereunder) under a Contract included as part of the Collateral, whether constituting an account, chattel paper or general intangible, arising out of or in connection with the sale, refinancing or loan made by the Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
“Receivable File” means, with respect to each Contract, (i) the original Certificate of Title, (ii) the original fully-executed Contract or (iii) evidence that such Certificate or Title has been applied for, and the original endorsements or assignments showing the chain of ownership of such Contract.
“Records” means, with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.
“Redemption Date” means a Payment Date selected by the Borrower on which the Loans Outstanding and all other Aggregate Unpaids shall be paid pursuant to Section 2.04.
“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
“Regulation AB” means Regulation AB under the Securities Act.
“Release Amount” means, as of the related Release Date, the deposit amount for a retransfer of Receivables under Section 5.06(b), in an amount equal to (i) the related Aggregate Unpaids minus (ii) the related amount, if any, available in the Collection Account and the Reserve Account on such Payment Date.
“Release Date” means a Payment Date specified by the Borrower in connection with the retransfer of the Receivables under Section 5.06(b).
“Release Price” means an amount equal to the Principal Balance of each Receivable retransferred pursuant to Section 5.06 or Section 7.03(c)(i), plus accrued interest on such Receivable (at the related APR) through the date of repurchase.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA for which the 30-day notice provision has not been waived.
“Reporting Date” means the date which is four Business Days prior to any Payment Date.
“Reporting Group” means each of DTAC and its consolidated Subsidiaries and, prior to a Decoupling Event, DTAG and its consolidated Subsidiaries.
“Required Lenders” means at a particular time, all Lenders.
“Required Net Worth” means, on any day after the Closing Date, the sum of (i) $325 million and (ii) an amount equal to 50% of the Net Income each calendar year beginning after December 31, 2009.
“Required Owners” means at a particular time, all Owners.

“Requirements of Law” means for any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth in Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).
“Reserve Account” means a segregated trust account established by the Servicer with the Collateral Custodian for the benefit of the Lenders.
“Reserve Account Amount” means, on any day, the amount on deposit in the Reserve Account.
“Reserve Account Excess Amounts” means, on any Payment Date, amounts released from the Reserve Account and deposited into the Collection Account pursuant to Section 2.09(f)(ii).
“Reserve Account Initial Deposit” means $6,863,002.09, which amount shall be deposited into the Reserve Account on the Loan Date.
“Reserve Account Required Amount” means, on any day of determination, an amount equal to the lesser of (i) the product of (a) 1.50% and (b) the Cutoff Date Pool Balance and (ii) the Loans Outstanding.
“Reserve Account Withdrawal Amount” means, with respect to any Payment Date (i) on which an Available Funds Shortfall exists, an amount equal to the lesser of (a) the Reserve Account Amount and (b) the Available Funds Shortfall and (ii) following the Termination Date, upon the written direction of the Administrative Agent to the Servicer and the Collateral Custodian (or the Qualified Institution then holding the Collection Account), all or part of the Reserve Account Amount.
“Responsible Officer” means, when used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and having direct responsibility for the administration of this Agreement.
“Reuters Screen LIBOR01 Page” means the display designated as the LIBOR01 Page on the Reuters service (or such other page as may replace the LIBOR01 Page on that service or any successor service for the purpose of displaying LIBOR).
“Risk-Based Capital Requirements” means the United States bank regulatory rule titled, “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issuers”, adopted on December 15, 2009 by the Financial Accounting Standard Board.
“Sanctionedq Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Schedule of Documents” means the schedule of documents attached hereto as Schedule D.
“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule B.
“Scheduled Payments” means regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.
“Secured Party” means each Lender.
“Securities Account Control Agreement” mans the Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, as debtor, the Administrative Agent, as secured party, and Wells Fargo Bank, as the account bank and securities intermediary.
“Securities Act” means the Securities Act of 1933.
“Servicer” has the meaning given to such term in the Preamble.
“Servicer Basic Documents” means all Basic Documents to which the Servicer is a party or by which it is bound.
“Servicer File” means, with respect to a Receivable, each of the following documents: (i) application of the Obligor for credit; (ii) a copy (but not the original) of the retail installment contract and security agreement and any amendments thereto; provided, however, that the Servicer shall deliver each original amendment to the retail installment contract and security agreement to the Collateral Custodian immediately following the execution thereof; (iii) a certificate of insurance or application therefor with respect to the related Financed Vehicle; (iv) the invoice (or evidence of book value for used Financed Vehicles) for the related Financed Vehicle; (v) the Obligor’s order for the related Financed Vehicle and an indication of down payment, if applicable; (vi) a copy of the service contract, if any, on the related Financed Vehicle; (vii) a copy of the credit life insurance policy, if any, and the credit disability insurance policy, if any, on the Obligor relating to the related Financed Vehicle; and (viii) such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.
“Servicer Termination Event” means, on any day (i) prior to the Assumption Date, the result of a resignation of the Servicer pursuant to Section 7.12 or the meaning set forth in Section 7.13, and (ii) on and after the Assumption Date, the meaning set forth in Section 9.07(f).

“Servicer Termination Notice” has the meaning given to such term in Section 7.13.
“Servicing Fee” means the fee payable to the Servicer on each Payment Date, monthly in arrears in accordance with Sections 2.06(i) and 7.02, in an amount equal to, the product of (i) the Servicing Fee Rate, (ii) the Pool Balance as of the first day of the related Collection Period and (iii) a fraction the numerator of which is 30 and the denominator of which is 360.
“Servicing Fee Rate” means 4.00% per annum.
“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of not less than “A‑1” by Standard & Poor’s and not less than “Prime‑1” by Moody’s.
“Simple Interest Method” means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest multiplied by the unpaid principal balance multiplied by the period of time elapsed since the preceding payment of interest was made.
“Solvency Certificate” means the solvency certificate of the Borrower, substantially in the form attached hererto as Exhibit D.
“Solvent” means, as to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“State” means any state of the United States or the District of Columbia.
“Structuring Fee” has the meaning set forth in the Fee Letter.
“Subservicer” means a subservicer appointed by the Servicer and acceptable to the Administrative Agent and the Required Lenders for the servicing and administration of the Receivables.
“Subsidiary” means, with respect to a Person, any entity with respect to which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.
“Successor Servicer” has the meaning given to such term in Section 7.14(b).
“Tangible Net Worth” means, with respect to DTAC as of the last day of the most recent fiscal quarter, the Net Equity of DTAC, after subtracting therefrom the aggregate amount of DTAC’s deferred tax assets and intangible assets, including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.
“Target Overcollateralization Amount” means, with respect to any Payment Date and the related Collection Period, (i) so long as no Termination Event has occurred, the greater of (a) 23.50% (or, if a Level I Event has occurred, 28.50%) of the Pool Balance as of the last day of the related Collection Period and (b) 3.25% of the Cutoff Date Pool Balance and (ii) if a Termination Event has occurred, 100.00% of the Pool Balance as of the last day of the related Collection Period; provided, however, that if a Level I Event has occurred, it may be cured if for three consecutive Collection Periods after its occurrence no Level I Event exists.
“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
“Termination Date” means the date of the automatic occurrence or declaration of the occurrence of the Termination Date pursuant to Section 10.01(b), following the occurrence of a Termination Event.
“Termination Event” has the meaning given to such term in Section 10.01(a).
“Test Data File” means a test data file, which shall include the loan master file, the transaction history file and all other files necessary to carry out the servicing obligations hereunder.
“Transition Expenses” has the meaning given to such term in Section 7.14(e).
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Warehouse Facility” means any revolving lending facility to which any DT Entity is a borrower which finances motor vehicle loans originated by any DT Entity, including any repurchase facility, which facility has been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).
“Wells Fargo Bank” means Wells Fargo Bank, National Association.
“Wells Fargo Bank Fee Letter” means the Wells Fargo Bank Fee Letter, dated November 16, 2012, and executed by the Borrower.
“Wells Fargo Securities” means Wells Fargo Securities, LLC.
Section 1.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.
Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.04. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) ”or” is not exclusive; (iii) ”including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) references to a Person are also to its successors and permitted assigns; (vii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (viii) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (ix) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (x) the term “proceeds” has the meaning set forth in the applicable UCC.

ARTICLE TWO
LOANS
Section 2.01. Loans. On the terms and conditions set forth herein, including this Section and Article Four, each Lender shall make an advance (each, a “Loan”) in the amount of each such Lender’s Lender Advance, to the Borrower on the Loan Date. No such Lender Advance may exceed the Commitment of the related Lender. In no event shall any Loans be made under this Agreement other than the Loans to be made on the Loan Date. Notwithstanding any other provision hereof, the Principal Amount of the Loan shall not exceed 76.5% of the Cutoff Date Pool Balance.
Section 2.02. Funding Mechanics.
(a)    Each Lender’s Lender Advance of a Loan shall be made available to the Administrative Agent, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 1:00 p.m., Charlotte, North Carolina time, on the Loan Date, by deposit of immediately available funds to the Administrative Agent’s Account. Subject to (i) the Administrative Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article Four, as certified to the Administrative Agent, the Administrative Agent will not later than 2:00 p.m., Charlotte, North Carolina time, on the Loan Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loan set forth in Article Four are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(b)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the obligations of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
Section 2.03. The Notes.
(a)    The Loans made by the Lenders hereunder shall be evidenced by one or more duly executed promissory notes payable to the Administrative Agent on behalf of the Lenders, or to each Lender, in an aggregate principal amount equal to the Aggregate Commitment, in substantially the form of Exhibit A hereto (each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Loan Date and shall otherwise be duly completed. The maturity date of each Note shall be the Final Scheduled Payment Date or such other date as to which the Administrative Agent, with the consent of each Lender, shall notify the Borrower in writing.
(b)    The Administrative Agent (or, in the case a Note is issued in the name of a Lender, such Lender) is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent (or, in the case a Note is issued in the name of a Lender, such Lender) to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.
(c)    Promptly following the Facility Termination Date, the Administrative Agent (or, in the case a Note is issued in the name of a Lender, such Lender) shall mark each Note “Paid” and return it to the Borrower.
Section 2.04. Optional Principal Repayments. The Borrower may, on any Payment Date following the last day of a Collection Period as of which the Pool Balance is less than or equal to 10% of the Cutoff Date Pool Balance, prepay all of the Loans Outstanding and all other Aggregate Unpaids; provided that (i) the Borrower shall have given the Administrative Agent and the Collateral Custodian at least 10 Business Days’ prior written notice, (ii) on such Payment Date, the Borrower pays to the appropriate parties all amounts due and owing pursuant to clauses (i) through (iii) of Section 2.06 and (iii) on such Payment Date, the Borrower pays to the Administrative Agent, for the account of the Secured Parties, (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Administrative Agent, and (b) all other Aggregate Unpaids payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.01. The Administrative Agent shall provide prompt notice to the Lenders following receipt of any notice of intent to prepay. Any notice of a prepayment shall be irrevocable.
Section 2.05. Payments.
(a)    The Borrower shall pay Interest on the unpaid Principal Amount of each Loan for the period from the Loan Date until the date that such Loan shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Loans Outstanding on each Payment Date in accordance with Section 2.06, unless earlier paid pursuant to Section 2.04.
(b)    Each Lender’s Invested Percentage of the Loans Outstanding shall bear interest for each Interest Period at a rate per annum equal to the Alternative Rate.
(c)    Unless otherwise specified in Section 2.05(b), Interest calculated by reference to (i) the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed and (ii) the Prime Rate and the Federal Funds Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed.
(d)    The principal of and Interest on the Loans shall be paid as provided herein and in the Notes. Payments in respect of principal and Interest (including pursuant to Section 2.06) shall be allocated and applied to Owners of such Note based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with the Administrative Agent and the Borrower.
(e)    At or before 5:00 p.m., New York City time, on the third Business Day of each calendar month, the Administrative Agent shall notify the Borrower of the Alternative Rate and the Base Rate, if applicable, for the related Interest Period. Each determination of the Alternative Rate and the Base Rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Lenders and the Borrower in the absence of manifest error.
(f)    Notwithstanding any other provision of this Agreement or the other Basic Documents, if at any time the rate of interest payable by any Person under the Basic Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Basic Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Loan Date at the Maximum Lawful Rate.
Section 2.06. Settlement Procedures. On each Monthly Report, the Servicer shall instruct the Collateral Custodian (or the Qualified Institution then holding the Collection Account and the Reserve Account) to pay to the following Persons, on the related Payment Date, from the Collection Account to the extent of Available Funds (and to the extent there is an Available Funds Shortfall, the Reserve Account) the following amounts in the following order of priority:
(i)    First, to the Servicer, the accrued and unpaid Servicing Fee;
(ii)    Second, to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fee and out-of-pocket expenses owed to the Collateral Custodian (such expenses not to exceed $50,000 per annum prior to the occurrence of a Termination Event);
(iii)    Third, to (A) the Backup Servicer, the accrued and unpaid Backup Servicer Fee and out-of-pocket expenses and (B) the Successor Servicer, up to a maximum of $150,000 in unpaid Transition Expense payable pursuant to Section 7.14(e);
(iv)    Fourth, to the Administrative Agent for the ratable payment to each Lender in an amount equal to any accrued and unpaid (A) Interest on the Loans and (B)  all other Aggregate Unpaids allocable to the Loans Outstanding (other than the principal amount of the Loans Outstanding) then due under this Agreement to the Administrative Agent, the Lenders, the Affected Parties or the Indemnified Parties, for the payment thereof;
(v)    Fifth, to the Administrative Agent for the ratable payment to each Lender, principal of the Loans in an amount equal to the amount by which the Loans Outstanding on the opening of business on such Payment Date exceed the Pool Balance as of the last day of the related Collection Period;
(vi)    Sixth, to the Administrative Agent for the ratable payment to each Lender, principal of the Loans in an amount equal to the amount by which (a) the Loans Outstanding as of the last day of the related Collection Period exceeds (b) the excess of (1) the Pool Balance as of the last day of such Collection Period over (2) the Target Overcollateralization Amount for such Payment Date; provided, however, if such

Payment Date is after the Termination Date, any remaining amount until the Loans Outstanding have been reduced to zero;
(vii)    Seventh, if the Final Scheduled Payment Date or the Termination Date has occurred, to the Administrative Agent for the ratable payment to each Lender, (A) principal of the Loans until the Loans Outstanding have been reduced to zero and (B) all other Aggregate Unpaids;
(viii)    Eighth, to the Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Reserve Account Required Amount;
(ix)    Ninth, to the Servicer, the Collateral Custodian, the Backup Servicer and any Successor Servicer, any fees, expenses or indemnities not paid pursuant to clauses (i) through (iii) above (whether as a result on the limitations on amounts set forth therein or otherwise); and
(x)    Tenth, any remaining amount shall be distributed to the Borrower.
Section 2.07. Mandatory Payments. The Borrower promises to pay to the Administrative Agent for the account of each Lender, all amounts required to be paid by the Borrower in accordance herewith.
Section 2.08. Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m., Charlotte, North Carolina time, on the day when due in Dollars in immediately available funds to the Administrative Agent’s Account. Except as otherwise provided in Section 2.05, the Borrower shall, to the extent permitted by Applicable Law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at the rate then in effect for the related Loan pursuant to Section 2.05, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.
(b)    Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 12:00 p.m., Charlotte, North Carolina time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder.
(c)    Except as otherwise provided herein, all payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.
(d)    To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party hereto, as the case may be.
Section 2.09. Collections and Allocations; Investment of Funds.
(a)    [Reserved].
(b)    The Servicer shall transfer, or cause to be transferred, in the form of immediately available funds, all Collections received in respect of a Collection Period to the Collection Account as soon as possible, but in no event later than the close of business on the second Business Day after such Collections are received. Each of the Servicer and the Borrower shall promptly (but in no event later than two Business Days after the receipt thereof) deposit all Collections received by it into the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by electronic funds transfer, in immediately available funds.
(c)    On the Loan Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections available after the Cutoff Date and through and including the Loan Date in respect of the Receivables into the Collection Account.
(d)    On each Payment Date, (i) the Servicer shall instruct the Collateral Custodian (or the Qualified Institution then holding the Reserve Account) pursuant to the Monthly Report to withdraw from the Reserve Account up to the Reserve Account Amount and (ii) after giving effect to clause (i), the Administrative Agent shall make a withdrawal from the Reserve Account and deposit such amount in the Collection Account, the amount necessary to equal the Reserve Account Withdrawal Amount, if any, to be applied in accordance with Section 2.06. On the first Payment Date following the Termination Date, all or a portion of the amounts on deposit in the Reserve Account (at the direction of the Administrative Agent) shall be withdrawn by the Collateral Custodian and deposited into the Collection Account and applied in accordance with Section 2.06 pursuant to the Monthly Report.
(e)    To the extent there are uninvested amounts on deposit in the Collection Account and/or the Reserve Account, such amounts shall be invested by the Collateral Custodian in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected pursuant to the written direction of, (i) prior to the occurrence of any Termination Event, the Borrower or (ii) from and after the occurrence of any Termination Event, the Administrative Agent. Absent such written direction of the Borrower or Administrative Agent, the Collateral Custodian shall invest such amounts in Permitted Investments described in clause (v) of the definition of the term “Permitted Investments”. No Permitted Investment may be purchased at a premium. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower, and earnings shall constitute part of Collections.
(f)    All earnings on amounts in the Reserve Account shall (i) to the extent necessary remain on deposit in the Reserve Account until the amount on deposit therein is equal to or greater than the Reserve Account Required Amount and (ii) on each Payment Date be deposited into the Collection Account if the amount on deposit in the Reserve Account is greater than the Reserve Account Required Amount after giving effect to all deposits to and withdrawals from the Reserve Account on such Payment Date.
Section 2.10. Fees.
(a)    The Borrower hereby agrees to pay to the Administrative Agent, on or prior to the Loan Date, the Structuring Fee and all reasonable out-of-pocket expenses of the Administrative Agent in immediately available funds.
(b)    In accordance with Section 2.06, (i) the Servicer shall be entitled to receive the Servicing Fee, monthly in arrears, (ii) the Collateral Custodian shall be entitled to receive any accrued and unpaid Collateral Custodian Fee and out-of-pocket expenses due to it and (iii) the Backup Servicer shall be entitled to receive any accrued and unpaid Backup Servicing Fee and out-of-pocket expenses due to it.
(c)    The Borrower shall pay to Sidley Austin LLP on the Closing Date, its fees and disbursements, in immediately available funds, and shall pay all additional fees and out-of-pocket expenses of such counsel within ten Business Days after receiving an invoice for such amounts.
Section 2.11. Increased Costs; Capital Adequacy; Illegality; Rating Requests.
(a)    If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by a Lender or any of its Affiliates (each, an “Affected Party”) with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Excluded Taxes and any Taxes as to which an Additional Amount is payable pursuant to Section 2.12) with respect to a Loan hereunder, or on any payment made hereunder, (B) impose any cost pursuant to Section 2.11(e), (C) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party, (D) impose any other condition affecting a Loan or a Lender’s rights hereunder, the result of which is (1) a fee expense or other out-of-pocket cost allocable to any Affected Party, (2) any increased cost charged to any Affected Party or (3) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)    If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request (including the Dodd-Frank Act, Basel II, Basel III or the Risk-Based Capital Guidelines) or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, but in each case excluding Taxes (including the Dodd-Frank Act, Basel II, Basel III or the Risk-Based Capital Guidelines), that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
(c)    In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate as to such additional or increased cost or reduction in reasonable detail, which certificate shall be conclusive absent manifest error.
(d)    If a Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues at the Base Rate.
(e)    If any Owner has, or anticipates having, any claim for compensation under the Risk-Based Capital Requirements against the Borrower, and such Owner believes that having the transactions contemplated by this Agreement publicly rated by a Rating Agency or qualifying under the supervisory formula approach under Basel II or Basel III would reduce the amount of such compensation by an amount deemed by such Owner to be material, such Owner shall provide a Rating Request to the Borrower and the Servicer. The Borrower and the Servicer may elect, in their sole discretion, to obtain a credit rating and, upon making such election, shall cooperate with such Owner’s efforts to obtain a credit rating from the Rating Agency specified in the Rating Request at the level that reasonably reflects the economics and credit of the Loans at the time of the request, and shall provide directly or through distribution to the Administrative Agent or Owner any information such Rating Agency may require for purposes of providing and monitoring the credit rating. The Servicer shall pay all of the initial, subsequent or ongoing fees payable to the Rating Agency in connection with a Rating Request.

Section 2.12. Taxes.
(a)    All payments made by the Obligor with respect to any Receivable and by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and if such Taxes are not Excluded Taxes the amount payable to each Lender will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes other than Excluded Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. If a Lender pays any Taxes other than Excluded Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, on the Payment Date in the month following the month during which the Lender demands payment, the Borrower shall promptly reimburse such Lender in full.
(b)    The Borrower will indemnify each Lender for the full amount of Taxes (other than Excluded Taxes) in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender stating or otherwise evidencing that such Lender has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made on the Payment Date in the month following the month during which the Lender makes written demand therefor.
(c)    Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
(d)    Within 30 days of the written request of the Borrower therefor, the related Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) no Lender shall be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the delivering of such certificate, form or other document would have a material adverse effect on such Lender or (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of any certificate, form or other document.
(e)    Any Lender that is entitled to an exemption from or reduction of Taxes with respect to payments made under any Basic Document shall deliver to the Borrower and the Collateral Custodian, at the time or times reasonably requested by the Borrower or the Collateral Custodian, such properly completed and executed documentation reasonably requested by the Borrower or the Collateral Custodian as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Collateral Custodian, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Collateral Custodian as will enable the Borrower to determine whether or not such Lender or assignee is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing:
(A)    any Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Applicable Law or upon the reasonable request of the Borrower), two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;
(B)    any Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Applicable Law or upon the reasonable request of the Borrower) whichever of the following is applicable:
(1)    two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form);
(3)    in the case of a Lender claiming the benefits of the exemption for “portfolio interest” under Code Section 881(c) (x) a statement certifying that such Lender is not (I) a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Code Section 881(c)(3)(A), (II) a “10 percent shareholder” within the meaning of Code Section 881(c)(3)(B) or (III) a “controlled foreign corporation” described in Code Section 881(c)(3)(C), and that no payments in connection with the Basic Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form); or
(4)    to the extent a Lender is not the beneficial owner, two duly completed copies of Internal Revenue Service Form W-8IMY (or any successor form) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, Form W-8BEN claiming benefits under a treaty, Form W-8BEN and U.S. Tax Compliance Certificate, Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable.
Notwithstanding any other provision of this subsection (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(f)    If a payment made to a Lender under any Basic Document would be subject to U.S. federal withholding Tax imposed by FACTA if such Lender were to fail to comply with the applicable reporting requirements of FACTA, such Lender shall deliver to the Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, such documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FACTA and to determine whether such Lender has complied with such Lender’s obligations under FACTA or the amount to deduct and withhold from such payment.
(g)    If, in connection with the funding or maintenance of Loans hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section, then on the Payment Date in the month following the month during which the Lender demands payment, the Borrower shall promptly reimburse such Lender in full.
Section 2.13. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Notes owned by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (i) notify the Administrative Agent of such fact and (ii) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Lender Percentage of each Lender) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section.

ARTICLE THREE
SECURITY
Section 3.01. Collateral.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i)    the Receivables and the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to the Receivables and Contracts) to become due or received by any Person in payment of any of the foregoing on or after the Cutoff Date;
(ii)    the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and each security interest in each Financed Vehicle, whether now existing or hereafter acquired, securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii)    the Purchase Agreement and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase Agreement;
(iv)    the Account Collateral;
(v)    all Receivable Files, all Servicer Files and the Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Borrower against the Originator and/or any Dealer;
(vi)    all Records, documents and writings evidencing or related to the Receivables or the Contracts;
(vii)    all rights to payment under all Insurance Policies with respect to a Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;

(viii)    all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;
(ix)    all rights to payment under all service contracts and other contracts and agreements associated with the Receivables and all of the Borrower’s interest in all recourse rights against all related Dealers;
(x)    the Performance Guaranty;
(xi)    all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables, whether now existing or hereafter acquired, and Financed Vehicles, whether now existing or hereafter acquired;
(xii)    all Liquidation Proceeds;
(xiii)    any payments from a bank account of, and any electronic funds transfers from, any Obligor or Contract Rights Payor (subject to the terms and conditions of the Master Agency Agreement);
(xiv)    all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;
(xv)    the Purchase Agreement and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against DTAC under or in connection with the Purchase Agreement; and
(xvi)    all income and proceeds of the foregoing.
Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable in accordance with this Agreement, such Receivable, the related Financed Vehicle and all other items of Collateral relating to such Receivable shall no longer be part of the Collateral hereunder; provided, that no Receivable shall be released without the prior consent of the Administrative Agent
(b)    The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c)    Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.
Section 3.02. Release of Collateral; No Legal Title.
(a)    At the same time as any Contract (i) expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of such sale into the Collection Account within two Business Days of receipt, the Administrative Agent will at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of the related Financed Vehicle; provided, that the Administrative Agent will not make any representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.03(c) with respect to the proceeds of any such sale.
(b)    Upon the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.
(c)    The Administrative Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.
Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.
(a)    The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b)    If the Borrower fails to perform any of its obligations hereunder after three Business Days’ notice from the Administrative Agent or any Secured Party, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the reasonable costs and expenses of the Administrative Agent or such Secured Party incurred in connection therewith shall be payable by the Borrower as provided in

Article Ten. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute or cause to be executed on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Receivables and the other Collateral. This appointment is coupled with an interest and is irrevocable.
Section 3.04. Assignment of the Purchase Agreement. The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement. The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by DTAC pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.
Section 3.05. Waiver of Certain Laws. Each of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

ARTICLE FOUR

CONDITIONS OF CLOSING
Section 4.01. Conditions to Closing.
(a)    The Closing Date and the Loan Date shall not occur and no Lender shall be obligated to make any Lender Advance hereunder, nor shall any Lender, the Administrative Agent or any other party hereto be obligated to take, fulfill or perform any other action hereunder, until all of the following conditions, after giving effect to the proposed Loan, in each case, have been satisfied, in the sole discretion of the Administrative Agent:
(i)    The Administrative Agent shall have received (A) an executed copy of each Basic Document and (B) such other documents, instruments, agreements and legal opinions as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.
(ii)    The Administrative Agent shall have received (A) satisfactory evidence that the Borrower and each other DT Entity have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Basic Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (B) an Officer’s Certificate from each of the Borrower and each other DT Entity, in form and substance satisfactory to the Administrative Agent, affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against the Borrower or any other DT Entity for a breach or its respective representation or warranty that all such consents and approvals have, in fact, been obtained.
(iii)    The Borrower and each other DT Entity shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to this and other closing matters.
(iv)    The Borrower shall have paid all fees required to be paid by it on the Closing Date and the Loan Date, including all fees required hereunder, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Basic Documents, including the attorney fees and any other legal and document preparation costs incurred by any Lender and/or the Administrative Agent.
(v)    The Borrower shall have provided the Administrative Agent and the Collateral Custodian with written notice of funding not later than one Business Day prior to the Loan Date.
(vi)    No Termination Event or Unmatured Termination Event shall have occurred.

(vii)    No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.
(viii)    As of the Loan Date, (A) the Borrower shall not be insolvent and shall not become insolvent as a result of the transfer of Receivables on the Loan Date, (B) the Borrower shall not intend to incur or believe that it shall incur debts that would be beyond its ability to pay as such debts mature, (C) such transfer shall not have been made with actual intent to hinder, delay or defraud any Person and (D) the assets of the Borrower shall not constitute unreasonably small capital to carry out its business as conducted.
(ix)    The Borrower shall have (i) provided to the Administrative Agent the Schedule of Receivables and a Solvency Certificate, (ii) delivered the Receivable File relating to each Receivable to the Collateral Custodian and (iii) caused the Collateral Custodian to have delivered to the Administrative Agent a Receivable Receipt.
(x)    The Borrower (directly or through the Servicer) shall have deposited into the Collection Account, an amount equal to all Collections on or in respect of the Receivables since the Cutoff Date.
(b)    The proceeds of the Loans made on the Loan Date will be applied as follows: (i) an amount equal to the Reserve Account Initial Deposit shall be deposited into the Reserve Account and (ii) the remainder shall be applied by the Borrower to acquire the Receivables from DTAC pursuant to the Purchase Agreement.
(c)    On the Loan Date, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed funding of Receivables and inclusion thereof in the Collateral:
(i)    the representations and warranties contained in Sections 5.01 and 5.02 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)    on and as of such day, the Borrower and the Servicer each has performed all of the agreements contained in this Agreement and the other Basic Documents to be performed by it at or prior to such day; and
(iii)    no law or regulation shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the acquisition and pledge of the Receivables by the Borrower in accordance with the provisions of the Purchase Agreement and this Agreement.
(d)    On the Loan Date, the Administrative Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent may reasonably require.

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES
Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date and the Loan Date, as follows:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company, in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables and the other Collateral.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a Delaware limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Receivables) except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Basic Documents, (B) carry out the terms of the Borrower Basic Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Basic Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.
(d)    No Violation. The consummation of the transactions contemplated by the Borrower Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Borrower Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Borrower Basic Documents or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(f)    All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Basic

Documents have been obtained.
(g)    Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.
(h)    Solvency. The transactions contemplated by the Borrower Basic Documents do not and will not render the Borrower not Solvent.
(i)    Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting Receivables to be pledged hereunder. In addition, each Receivable shall have been underwritten in accordance with and satisfy the standards of the Credit and Collection Policy.
(j)    Taxes. The Borrower has filed, caused to be filed or received an extension of time for filing that has not yet expired of all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(k)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.
(l)    Quality of Title. Each Receivable, together with the Contract related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except for Permitted Liens, and upon making the Loans on the Loan Date, the Administrative Agent, as agent for the Secured Parties, shall acquire a valid and perfected first priority security interest in each Receivable and in the related Collateral then existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) the Borrower in accordance with the Purchase Agreement or (ii) the Administrative Agent in accordance with this Agreement.
(m)    Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent, as secured party and the Borrower as debtor, or upon the Collateral

Custodian obtaining control, in the case of that portion of the Collateral which constitutes chattel paper, the Administrative Agent, as agent for the Secured Parties, shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral have been made.
(n)    Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports (including the data file indicating the characteristics of the Receivables immediately prior to the Loan Date) furnished or to be furnished by the Borrower to the Administrative Agent, the Collateral Custodian, the Backup Servicer or any Secured Party in connection with this Agreement are true, complete and correct.
(o)    Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 15.02 (or at such other locations as to which the notice and other requirements specified in Section 6.02(f) shall have been satisfied).
(p)    Collection Account; Master Agency Agreement. Neither the Collection Account nor any interest therein has been pledged or assigned to any party, other than in accordance with the terms of the Master Agency Agreement. No DT Entity has granted any Person, other than Wells Fargo Bank under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event. The Borrower’s Account, the Collection Account and the Reserve Account are “deposit accounts” or “securities accounts”, in each case under and as defined in the relevant UCC.
(q)    Tradenames and Place of Business. (i) The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto and has been so for the last four months.
(r)    Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases Receivables and the related Contracts.
(s)    Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Receivables and the related Collateral under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(t)    Accounting. The Borrower accounts for the transfers to it from the

Originator of the Receivables and related Collateral under the Purchase Agreement as sales of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein, other than for federal tax and consolidated accounting purposes.
(u)    Special Purpose Entity. The Borrower is in compliance with Section 6.02(n).
(v)    Tax Status. The Borrower has not elected and will not elect to be treated as a corporation, or has not otherwise become and will not otherwise become treated as a corporation, for U.S. federal income tax purposes.
(w)    Confirmation from Originator. The Borrower has received in writing from the Originator confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Receivable or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(x)    Investment Company Act. The Borrower is not an “investment company” registered or required to be registered within the meaning of the Investment Company Act.
(y)    ERISA. The present value of all benefits vested under each Pension Plan does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(z)    Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Basic Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.
(aa)    Representations and Warranties in Purchase Agreement. The representations and warranties made by the Originator to the Borrower in the Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this Section, such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.
(bb)    OFAC. None of the Borrower, any other DT Entity or any of their respective Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 5.02. Representations and Warranties of the Borrower Relating to this Agreement and the Receivables. The Borrower hereby represents and warrants, as of the Closing Date and as of the Loan Date, as follows:
(a)    Binding Obligation. Each Borrower Basic Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Administrative Agent which upon the filing of financing statements in the applicable jurisdictions and shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in any Account Collateral and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property.
(c)    Eligibility of Receivables. As of the Loan Date, (i) Schedule B is an accurate and complete listing in all material respects of the Receivables constituting a portion of the Collateral as of the Loan Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the Cutoff Date, (ii) each Receivable is an Eligible Receivable, (iii) each Receivable and the related Financed Vehicle is free and clear of all Liens (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each Initial Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral to the Administrative Agent have been duly obtained, effected or given and are in full force and effect.

Section 5.03. Representations and Warranties of the Initial Servicer. The initial Servicer represents and warrants, as of the Closing Date and the Loan Date, as follows:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Arizona, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Due Qualification. The Servicer is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Basic Documents and (B) carry out the terms of the Servicer Basic Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Basic Documents.
(d)    Binding Obligation. Each Servicer Basic Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by the Servicer Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of organization, operating agreement or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of such articles of organization, operating agreement or any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law the violation of which could result in a Material Adverse Effect.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Servicer Basic Document, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of the Servicer Basic Documents have been obtained.
(h)    Solvency. The transactions contemplated by the Servicer Basic Documents do not and will not render the Servicer not Solvent.
(i)    Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no Tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(j)    Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Administrative Agent, the Collateral Custodian, the Backup Servicer or any Secured Party in connection with this Agreement are accurate, true and correct as of the date specified therein or the date so furnished (as applicable).
(k)    Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.
(l)    Compliance with Credit and Collection Policy. The Servicer has, with respect to the Receivables, complied in all material respects with the Credit and Collection Policy.
(m)    Collection Account; Accounts. The Servicer has neither pledged nor assigned, nor entered into a control agreement with respect to, the Collection Account or amounts on deposit therein with or to any other Person except the Administrative Agent and/or the Secured Parties. The Collection Account and the Reserve Account are “deposit accounts” or “securities accounts”, in each case under and as defined in the relevant UCC.
Section 5.04. Representations and Warranties of the Collateral Custodian. The initial Servicer represents and warrants, as of the Closing Date and the Loan Date, as follows:
(a)    Organization and Good Standing. The Collateral Custodian is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under the Basic Documents to which it is a party.
(b)    Due Authorization. The execution, delivery, and performance of the Basic Documents to which it is a party have been duly authorized by the Collateral Custodian by all necessary corporate action on the part of the Collateral Custodian.

(c)    Binding Obligation. Each of the Basic Documents to which it is a party constitutes a legal, valid and binding obligation of the Collateral Custodian, enforceable in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).
(d)    No Conflict. The execution and delivery of the Basic Documents to which the Collateral Custodian is a party, and the performance of the transactions contemplated thereby and the fulfillment of the terms thereof applicable to the Collateral Custodian, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirements of Law applicable to the Collateral Custodian or any Contractual Obligation.
(e)    Proceedings. No proceeding of any kind, including litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by the Collateral Custodian which would under any circumstance have a material adverse effect on the execution, delivery, performance or enforceability of this Agreement by the Collateral Custodian or any other Basic Document to which the Collateral Custodian is a party.
Section 5.05. Representations and Warranties of the Backup Servicer. The Backup Servicer represents and warrants as follows:
(a)    Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a national banking organization and in good standing under the laws of the United States of America, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)    Power and Authority; Due Authorization. The Backup Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of this Agreement.
(c)    Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Backup Servicer enforceable against the Backup Servicer in accordance with its terms.
(d)    No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Backup Servicer’s organizational documents or any Contractual Obligation of the Backup Servicer, (ii) result in the creation or imposition of any Lien upon any of the Backup Servicer’s properties pursuant to the terms of any such organizational documents or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(e)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Backup Servicer, threatened against the Backup Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) challenging the enforceability of any portion of the Pledged Contracts or (iv) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Backup Servicer of this Agreement have been obtained.
Section 5.06. Breach of Representations and Warranties.
(a)    Retransfer of an Ineligible Receivable. If, as of the Loan Date, a Receivable was an Ineligible Receivable (including if the related Certificate of Title is not delivered to the Collateral Custodian within the required time period), no later than the date which is three Business Days after the earlier of (i) the date the Borrower has knowledge that such Receivable was an Ineligible Receivable on the Loan Date (or on the date the Certificate of Titles is required to be delivered to the Collateral Custodian) and (ii) receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall accept the release of each such Ineligible Receivable, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in each such Ineligible Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Administrative Agent. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral. In consideration of a release, the Borrower shall, on the date of release of such Ineligible Receivable, make a deposit of the Release Price to the Collection Account in immediately available funds. Upon each release to the Borrower of such Ineligible Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing.
Notwithstanding the above paragraph, with respect to Receivables that have been identified by the Administrative Agent as being Ineligible Receivables on the Closing Date, the Borrower shall, no later than 20 Business Days after the Closing Date, (i) accept the release of each such Ineligible Receivable, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in each such Ineligible Receivable, in the manner described in the above paragraph or (ii) substitute such Ineligible Receivables with Eligible Receivables (a) which have an aggregate Principal Balance as of the date of transfer, not less than the aggregate Principal Balance of such Ineligible Receivables, (b) which have a weighted average APR (based on Principal Balance as of the date of transfer) equal to or greater than the weighted average

APR of the Ineligible Receivables (based on Principal Balance as of the Cutoff Date) and (c) is otherwise satisfactory to the Administrative Agent.
(b)    Retransfer of All of the Receivables. In the event of a breach of any representation or warranty set forth in Section 5.02, which breach could reasonably be expected to have a Material Adverse Effect on the rights of any of the Borrower, the Administrative Agent or the Secured Parties, by notice then given in writing to the Borrower, the Administrative Agent may direct the Borrower to accept the release of all interest in the Receivables, in which case the Borrower shall be obligated to accept the release of such Receivables on a Release Date. The Borrower shall deposit on the Release Date an amount equal to the Release Amount in the Collection Account. On the Release Date, provided that the Release Amount has been deposited into the Collection Account, all interests of the Administrative Agent in the Receivables shall be transferred to the Borrower; and the Administrative Agent shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Administrative Agent in, to and under the Receivables.
(c)    Release Documentation. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of Receivables pursuant to this Section.

ARTICLE SIX
COVENANTS
Section 6.01. Affirmative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables and related Financed Vehicles.
(b)    Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    Performance and Compliance with Agreements. The Borrower will, at its expense, timely and fully perform and comply (or cause each related DT Entity to perform and comply pursuant to this Agreement and the Purchase Agreement) with all provisions, covenants and other promises required to be observed by it under the Basic Documents and the Contracts.
(d)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.
(e)    Borrower Assets. With respect to each Receivable, the Borrower will (i) acquire such Receivable pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivable, including (A) filing and maintaining, effective financing statements (Form UCC-1) listing the Originator as debtor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) take all additional action that the Administrative Agent may reasonably request, including the filing of financing statements listing the Administrative Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
(f)    Delivery of Collections. The Borrower will deliver to the Servicer for further remittance to the Collection Account promptly (but in no event later than two Business Days after receipt) all Collections received by Borrower in respect of the Receivables.
(g)    Separate Corporate Existence. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 6.02(n).
(h)    Credit and Collection Policy. The Borrower will, to the extent applicable, comply with the Credit and Collection Policy with respect to each Receivable.
(i)    Termination Events. The Borrower will provide the Administrative Agent, the Backup Servicer and the Collateral Custodian with written notice promptly and in any event within three Business Days after any Responsible Officer of the Borrower obtains knowledge (or should have obtained knowledge) of the occurrence of each Termination Event, Unmatured Termination Event and each Servicer Termination Event setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(j)    Taxes. The Borrower will file and pay any and all Taxes, including those required to meet the obligations of the Basic Documents.
(k)    Use of Proceeds. The Borrower will use the Principal Amounts only to (i) acquire Receivables from the Originator pursuant to the Purchase Agreement and (ii) fund the Reserve Account with an amount equal to the Reserve Account Initial Deposit.
(l)    Liens. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens with respect to the Collection Account except as set forth herein.
(m)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Administrative Agent and, in the case of Monthly Reports, the Backup Servicer and the Collateral Custodian:
(i)    Monthly Reports. Not later than each Reporting Date, a Monthly Report.
(ii)    Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any Affiliated Group (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic or telecopied notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.
(iii)    Tax Returns. Upon demand by the Administrative Agent, copies of all federal, State and local Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes) for Tax years the statute of limitations with respect to which has not yet expired as of the time of the demand therefor.
(iv)    Auditors’ Management Letters. Promptly after any auditors’

management letters are received by the Borrower or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower.
(v)    Representations. Promptly upon receiving knowledge of same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 5.01 or 5.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before the Loan Date of any facts or circumstances within the knowledge of the Borrower which would render any of such representations and warranties untrue at the date when they were made or deemed to have been made.
(vi)    ERISA. Promptly after receiving notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Borrower (or any Affiliate thereof), a copy of such notice.
(vii)    Proceedings. As soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any DT Entity where it is reasonably expected that such action or proceeding will result in a judgment of $1 million or more.
(viii)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.
(n)    Accounting Policy. The Borrower will promptly notify the Administrative Agent of any material change in the Borrower’s accounting policies.
(o)    Notices Regarding Collateral. The Borrower will advise the Administrative Agent in writing promptly, in reasonable detail, of (i) any Lien asserted or claim made against a material portion of the Collateral, (ii) the occurrence of the breach by the Borrower of any of its representations, warranties or covenants contained herein and (iii) the occurrence of any other event which would have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables or which would have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.

(p)    Depository Account. The Borrower will cause each Depository Account to be subject at all times to the Master Agency Agreement, and no amendment (other than joinders pursuant to its terms) to the Master Agency Agreement may be made without the prior written consent of the Administrative Agent.
(q)    Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.
Section 6.02. Negative Covenants of the Borrower. From the date hereof until the Facility Termination Date:
(a)    Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Basic Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or any other Borrower Basic Document (excluding any incidental expenses incurred by the Borrower in connection with the performance of its obligations under the Borrower Basic Documents) or (iii) form any Subsidiary or make any Investments in any other Person.
(b)    Receivables Not to be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the Loan Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.
(c)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.
(d)    Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock or membership interests of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).

(e)    Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding (each, a “Restricted Payment”), except that prior to the Termination Date, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments out of amounts released to the Borrower pursuant to Section 2.06, the proceeds of the Loans, in each case subject to Applicable Law.
(f)    Change of Name or Location of Receivable Files. The Borrower shall not (i) change its name or jurisdiction of formation, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 15.02 or (ii) move, or consent to the Collateral Custodian or the Servicer moving, the Receivable Files from the location thereof on the Loan Date, unless the Borrower has given at least 30 days’ prior written notice to the Administrative Agent and the Collateral Custodian and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral.
(g)    True Sale. The Borrower will not account for or treat (whether in the Borrower’s financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Receivables and other Collateral by the Originator to the Borrower, other than for federal tax and consolidated accounting purposes.
(h)    ERISA Matters. The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.
(i)    Formation Documents and Basic Documents. Without the prior written consent of the Administrative Agent, the Borrower will not amend, modify, waive, restate, replace, supplement or terminate or consent, agree to or acquiesce in any amendment, modification, waiver, restatement, replacement, supplementation or termination of, any provision of its Formation Documents or any other Basic Document.
(j)    Changes in Payment Instructions. The Borrower will not add or make any change, or permit the Servicer to make any change, in its instructions (i) to Obligors regarding payments to be made to the Borrower or the Servicer or (ii) regarding payments to be made to the Administrative Agent with respect to the Collateral, unless in each case the Administrative Agent has consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.
(k)    Extension or Amendment. The Borrower will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Contract.
(l)    Credit and Collection Policy. The Borrower will not amend, modify, restate or replace, in whole or in part, the Credit and Collection Policy, if such amendment, modification, restatement or replacement would impair the collectability of any Receivable or otherwise be reasonably expected to materially and adversely affect the interests or the remedies of the Administrative Agent or the Secured Parties under the Basic Documents, without the prior written consent of the Administrative Agent.
(m)    No Assignments. The Borrower will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.
(n)    Special Purpose Entity. The Borrower shall not (and has not taken any such action in the past):
(i)        engage in any business or activity other than the purchase and receipt of Receivables and related assets from the Originator under the Purchase Agreement, the pledge of Receivables and related assets under the Basic Documents and such other activities as are incidental thereto;
(ii)        acquire or own any material assets other than (A) the Receivables and related assets from the Originator under the Purchase Agreement and (B) incidental property as may be necessary for the operation of the Borrower;
(iii)        merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Administrative Agent’s consent;
(iv)        elect for the Borrower to be treated, or otherwise become taxable, as a corporation for U.S. federal income tax purposes;
(v)        fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate, fail to comply with the provisions of its Formation Documents, or fail to observe Delaware limited liability company formalities that would have a Material Adverse Effect;
(vi)        own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vii)        commingle its assets with the assets of any of its Affiliates, or of any other Person;
(viii)        incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of the Aggregate Unpaids, except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;
(ix)        become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(x)        fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(xi)        enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than its Affiliates;
(xii)        seek its dissolution or winding up in whole or in part;
(xiii)        fail to correct any known misunderstandings regarding the separate identity of the Borrower from any principal or Affiliate thereof or from any other Person;
(xiv)        guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;
(xv)        make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of Indebtedness issued by any other Person (other than Permitted Investments (to the extent permitted hereunder) and Contracts);
(xvi)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);
(xvii)        fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xviii)        file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Laws, or make an assignment for the benefit of creditors;

(xix)        share any common logo with or hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;
(xx)        permit any transfer (whether in any one or more transactions) of a direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion;
(xxi)        fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;
(xxii)        fail to pay its own liabilities and expenses only out of its own funds;
(xxiii)        fail to pay the salaries of its own employees in light of its contemplated business operations;
(xxiv)        acquire the obligations or securities of its Affiliates or stockholders;
(xxv)        fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxvi)        fail to use separate invoices and checks bearing its own name;
(xxvii)        pledge its assets for the benefit of any other Person, other than with respect to payment of the Indebtedness to the Lenders hereunder;
(xxviii)            fail at any time to have at least two independent directors (each, an “Independent Director”) on its board of directors (A) neither of which is, or has been, for at least five years a director, officer, employee, trade creditor or shareholder (or spouse, parent, sibling or child of the foregoing) of (1) the Servicer, (2) the Borrower or (3) any Affiliate of the Servicer or the Borrower and (B) each of which is acceptable to the Administrative Agent; provided, however, such Independent Director may be an independent director or manager of another special purpose entity affiliated with the Servicer;
(xxix)        fail to provide that the unanimous consent of all managers of the Borrower (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due or (G) take any action in furtherance of any of the foregoing;
(xxx)        appoint any individual or Person as an Independent Director of the Borrower (A) who does not satisfy the definition of an Independent Director or (B) after a Rating Request, without giving ten days’ prior written notice to the Administrative Agent and each Rating Agency;
(xxxi)        (A) amend, restate, supplement or otherwise modify its Formation Documents in any respect that would impair its ability to comply with the Basic Documents or (B) fail to require in its limited liability company agreement that no Independent Director may be replaced or appointed with less than ten days’ prior written notice to the Administrative Agent and a certification by the Originator that the prospective Independent Director satisfies the definition of an Independent Director; and
(xxxii)        not take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Snell & Wilmer L.L.P. dated the Closing Date.
(o)    Residual Interest Conveyance. The Borrower will not transfer any interest or residual interest herein without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld; provided, however that notwithstanding any other provision of this Agreement, nothing herein shall be deemed to be a restriction on the pledge of the equity interests of the Borrower by its corporate parent.
Section 6.03. Affirmative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.
(b)    Preservation of Corporate Existence. The Servicer will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Receivables. The Servicer will fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Receivable and will do nothing to impair the rights of the Administrative Agent in, to and under the Collateral.
(d)    Performance and Compliance with Servicer Basic Documents. The Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Servicer Basic Documents. The Servicer will enforce the rights of the Borrower against the Originator pursuant to the Purchase Agreement.
(e)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables, including the Servicer Files.
(f)    Taxes. The Servicer will file all tax returns required to be filed by it and pay any and all Taxes, including those required to meet the obligations of the Basic Documents.
(g)    Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any Applicable Law to preserve and protect fully the security interest of the Administrative Agent in, to and under the Collateral.
(h)    Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy, which change would impair the collectability of any Receivable or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Basic Document, without the prior written consent of the Administrative Agent.
(i)    Termination Events. The Servicer will furnish to the Administrative Agent, as soon as possible and in any event within three Business Days after the occurrence of each Termination Event, Unmatured Termination Event and Servicer Termination Event, a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.
(j)    Other. The Servicer will furnish to the Administrative Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower, the Servicer or the Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or Lenders under or as contemplated by this Agreement.
(k)    Losses, Etc. In any suit, proceeding or action brought by the Collateral Custodian, the Backup Servicer or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Collateral Custodian, the Backup Servicer and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under the Receivables, arising out of a breach by the Servicer of any obligation under the related Receivable or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against the Collateral Custodian, the Backup Servicer or any Secured Party.
(l)    Notice Regarding Collateral. The Servicer shall advise the Collateral Custodian, the Backup Servicer and the Administrative Agent in writing promptly, in reasonable detail of (i) any Lien asserted or claim made against any portion of the Collateral, (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein and (iii) the occurrence of any other event which would have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables, or which would have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.
(m)    Realization on Receivables. In the event that the Servicer realizes upon any Receivable, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable will not subject the Servicer, the Borrower, any Secured Party, the Administrative Agent or the Collateral Custodian to liability under any federal, State or local law, and any such realization or enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(n)    Certificates of Title. Within 15 days following the end of each calendar quarter, the Collateral Custodian shall deliver to the Servicer and the Administrative Agent a list of all Receivables for which it does not have in its possession the Certificate of Title relating to such Receivable. Notwithstanding the foregoing, beginning with the second anniversary of the Loan Date, the Collateral Custodian shall only be required to deliver such list within 15 days of each anniversary of the Loan Date.
(o)    Accounting Policy. The Servicer will promptly notify the Administrative Agent of any change in the Servicer’s accounting policies.

(p)    Additional Covenants. The Servicer will (i) immediately notify the Borrower, the Backup Servicer, the Administrative Agent and the Collateral Custodian of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent and Permitted Liens) if the Servicer has actual knowledge thereof, (ii) defend the right, title and interest of the Borrower, the Secured Parties, the Administrative Agent and the Collateral Custodian in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (iii) transfer to the Qualified Institution then holding the Collection Account for deposit into the Collection Account, all payments received by the Servicer with respect to the Pledged Contracts in accordance with this Agreement, (iv) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of the Originator to reacquire Receivables from the Borrower pursuant to the Purchase Agreement, (v) promptly notify the Borrower, the Backup Servicer, the Administrative Agent and the Collateral Custodian of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (vi) promptly notify the Borrower, the Backup Servicer, the Administrative Agent and the Collateral Custodian of the occurrence of any event which, to the knowledge of the Servicer, would require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain and protect a first priority security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral and (vii) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies.
Section 6.04. Negative Covenants of the Servicer. From the date hereof until the Facility Termination Date:
(a)    Collection Account. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Collection Account other than as provided in the Basic Documents. The Servicer shall not move the Collection Account to an institution other than the one at which it is previously held without the prior written consent of the Administrative Agent.
(b)    Mergers, Acquisition, Sales, Etc. The Servicer shall not (i) consolidate with or merge into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided, that the Servicer may (A) merge with another Person if (1)(x) the Servicer is the entity surviving such merger or (y) the Person with whom the Servicer is merged into or consolidated assumes in writing all duties and liabilities of the Servicer hereunder, (2) the Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and (3) immediately after and give effect to such merger, no Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing and (B) sell, lease or otherwise transfer all or substantially all of its assets to a Person if (x) such Person assumes in writing all duties and liabilities of the Servicer hereunder, (y) the Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and (z) immediately after giving effect to such sale, lease or other transfer, no Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing.
(c)    Change of Name or Location of Servicer Files or Receivable Files. The Servicer shall not (i) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Receivables (including the Servicer Files) from the location referred to in Section 15.02 or (ii) move, or consent to the Collateral Custodian moving, the Receivable Files or the Servicer Files from the locations thereof on the Loan Date, unless the Servicer has given at least 30 days’ prior written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral, subject only to Permitted Liens.
(d)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to the Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Collection Account, unless the Administrative Agent has consented to such change and has received duly executed documentation related thereto.
(e)    Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify the terms of any Contract.
(f)    No Instruments. The Servicer shall take no action to cause any Receivable to be evidenced by any Instrument or “electronic chattel paper” (as defined in the UCC).
(g)    No Liens. Except as otherwise permitted herein, the Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien created by this Agreement) on the Collateral or any interest therein, the Servicer will notify the Collateral Custodian, the Backup Servicer and the Administrative Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(h)    Release; Additional Covenants. The Servicer shall not (i) release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer, (ii) impair the rights of the Borrower, the Administrative Agent, the Secured Parties or the Collateral Custodian in the Collateral, (iii) increase the number of Scheduled Payments due under a Receivable except as permitted herein, (iv) prior to the payment in full of any Receivable, sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Receivable or any interest therein, (v) impair the rights of the Borrower, the

Administrative Agent or the Secured Parties in the Collateral or (vi) sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein.
(i)    Requests for Information. The Servicer shall, within two Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Administrative Agent or the Collateral Custodian might have with respect to the administration of the Receivables.

ARTICLE SEVEN
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01. Designation of Servicing. The Administrative Agent, the Lenders and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint DTCC, as Servicer to manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and DTCC hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.
Section 7.02. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.06.
Section 7.03. Duties of the Servicer.
(a)    Standard of Care. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with Applicable Law, with reasonable care and diligence and in accordance with the Credit and Collection Policy.
(b)    Records Held in Trust. The Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that the Backup Servicer assumes servicing responsibilities or a Successor Servicer, as applicable, is appointed, the outgoing Servicer shall promptly deliver to the Backup Servicer or the Successor Servicer, as applicable, and the Backup Servicer or the Successor Servicer, as applicable, shall hold in trust for the Borrower and the Secured Parties, all records which evidence or relate to all or any part of the Collateral.
(c)    Collection Practices.
(i)    The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Receivable from time to time, all in accordance, in all material respects with the Credit and Collection Policy. The Servicer, in making collection of Receivable payments pursuant to this Agreement, shall be acting as agent for the Administrative Agent and the Secured Parties, and shall be deemed to be holding such funds in trust on behalf of and as agent for the Administrative Agent and the Secured Parties. In connection with its rights, duties and obligations hereunder, and without limiting the generality of the foregoing, the Servicer may in its discretion (A) grant extensions, rebates or adjustments on a Contract as permitted by the Credit and Collection Policy, (B) otherwise amend or modify any Contract or Receivable, provided that the Servicer shall not modify the APR or the number or amount of the Scheduled Payments or reduce the Principal Balance on any Receivable, (C) waive any late payment charge or any other fees (other than interest on the Principal Balance of a Receivable) of any Receivable that may be collected in the ordinary course of servicing any Receivable or (D) extend any Contract such that its maturity date occurs later than the last day of the Collection Period relating to the Final Scheduled Payment Date. In the event that the Servicer breaches the provisions of the preceding sentences or the provisions of Section

6.04(h), it shall repurchase the related Receivable by depositing an amount equal to the related Release Amount into the Collection Account no later than the 30th day following its knowledge of such breach or receipt of notice of such breach. The Servicer shall also enforce all rights of the Borrower under the Purchase Agreement including the right to require the Originator to repurchase Receivables for breaches of representations and warranties made by the Originator.
(ii)    If the full amount of a Scheduled Payment due under a Receivable is not received after its due date, the Servicer will make reasonable and customary efforts to contact the Obligor. The Servicer shall continue its efforts to obtain payment from an Obligor whose payment has not been made until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined that all amounts collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Credit and Collection Policy, to collect funds on a Defaulted Receivable and deposit such amounts into the Collection Account by the close of business on the Business Day following receipt thereof.
(iii)    Except as otherwise provided in Section 7.03(c)(ii), the Servicer shall deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account no later than two Business Days after receipt.
(d)    Credit and Collection; Recourse; Sales of Financed Vehicles. The Servicer shall use its best efforts, consistent with its Accepted Servicing Practices, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Receivable as to which the Servicer shall have determined eventual repayment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Receivable, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such Accepted Servicing Practices as it shall deem necessary or advisable in its servicing of Receivables. The Servicer shall use all commercially reasonable efforts to maximize proceeds from the repossession of a Financed Vehicle securing any Receivable, which may include selling such Financed Vehicle at auction, public or private sale, or to an Affiliate of the Servicer, provided that (i) any such sale to an Affiliate is for fair market value, (ii) any such sale does not have a material adverse effect on the Lenders and (iii) the aggregate proceeds from the sale to such Affiliates of repossessed Financed Vehicles not sold through auction securing any Contract in any Collection Period does not exceed 20% of the aggregate proceeds from the sale of all repossessed Financed Vehicles during such Collection Period. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Liquidation Proceeds by an amount greater than the amount of such expenses.
(e)    Subservicers. The Servicer may delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.

(f)    Insurance. The Servicer shall:
(i)    on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;
(ii)    in accordance with the Credit and Collection Policy, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the related Contract;
(iii)    administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims
(iv)    utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers issuing Insurance Policies covering Financed Vehicles;
(v)    upon receipt of notice that an Obligor’s physical damage Insurance Policy covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable;
(vi)    not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims, perform any obligations of the named insured under such Insurance Policies; and
(vii)    not be responsible to the Borrower, the Administrative Agent, the Secured Parties or the Collateral Custodian for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act, absent willful misconduct or negligence, or omission to act done in compliance with this Agreement.
In the case of any inconsistency between the requirements of the Servicer under this Agreement or the Credit and Collection Policy and the requirements of any Insurance Policy relating to a Financed Vehicle applicable to the Borrower or the Servicer, the Servicer shall comply with the latter.
(g)    Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply with the provisions of any Insurance Policy or Insurance Policies directly or indirectly related to any physical loss or damage to a Financed Vehicle as provided in this Agreement.

(h)    Fidelity Bond. The initial Servicer shall obtain on or prior to the Closing Date and shall maintain, at its own expense, a fidelity bond in an amount consistent with industry standards, naming the Administrative Agent, in its capacity as Administrative Agent, as an additional loss payee or beneficiary of such fidelity bond, with responsible companies on all officers, employees or other persons acting on behalf of the Servicer in any capacity with regard to the Collateral to handle funds, money, documents and papers relating to the Collateral. Any such fidelity bond shall protect and insure the initial Servicer against losses, including forgery, theft, embezzlement, fraud and errors and omissions and negligent acts of such persons and shall be maintained in a form and amount that would meet the requirements of prudent servicers engaged in the business of servicing prime, subprime and nonprime motor vehicle loan agreements similar to the Receivables. No provision of this subsection requiring such fidelity bond shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The initial Servicer shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Servicer. The initial Servicer shall cause each and every Subservicer to maintain a fidelity bond which would meet such requirements. Annually and more frequently upon request of the Borrower, the Administrative Agent, the Collateral Custodian or the Backup Servicer, the Servicer shall cause to be delivered to the Administrative Agent a certification evidencing coverage (with respect to itself and any Subservicer) under such fidelity bond. Any such fidelity bond shall not be cancelled or modified in a materially adverse manner without 30 days’ prior written notice to the Borrower, the Administrative Agent and the Collateral Custodian.
(i)    Security Interests. The Borrower hereby directs the Servicer to (i) provide written notice to the Borrower promptly upon its discovery of the relocation of a Financed Vehicle related to a Receivable and (ii) take or cause to be taken such steps as are necessary, to maintain perfection of the security interest created by each such Receivable in the related Financed Vehicle. The Servicer shall, at the direction of the Borrower or the Administrative Agent, take any action necessary to preserve and protect the security interests of the Borrower, the Administrative Agent, the Secured Parties and the Collateral Custodian in the Receivables, including any action specified in any Opinion of Counsel delivered to the Servicer.
(j)    Realization on Financed Vehicles. The Servicer warrants, represents and covenants that in the event that the Servicer realizes upon any Financed Vehicle, the methods utilized by the Servicer to realize upon the related Receivable or otherwise enforce any provisions of such Receivable, will not subject the Servicer, the Borrower, the Administrative Agent, the Backup Servicer or the Collateral Custodian to liability under any federal, State or local law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.
(k)    Recordkeeping. The Servicer shall:
(i)    maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the Financed Vehicle related thereto; and
(ii)    keep books and records, satisfactory to the Administrative Agent, pertaining to each Receivable and shall make periodic reports in accordance with this

Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.
(l)    Inspection. The Servicer shall permit the Administrative Agent, the Backup Servicer and the Lenders, upon five Business Days’ prior notice and during the Servicer’s regular business hours (provided that from and after the occurrence of any Termination Event or Servicer Termination Event, the Administrative Agent, the Backup Servicer and the Lenders shall not be required to give the foregoing notice), to periodically, at the discretion of the Administrative Agent or the Backup Servicer, review the Servicer’s collection and administration of the Receivables in order to assess compliance by the Servicer with the Credit and Collection Policy and this Agreement and may conduct an audit of the Receivables and the related Receivable Files in conjunction with such a review. Such review may include tours of the Servicer’s facilities and discussions with management of the Servicer. Reasonable costs and expenses incurred in connection with any such inspection shall be at the Servicer’s expense; provided, that if no Termination Event or Servicer Termination Event shall have occurred and be continuing, the Administrative Agent, the Backup Servicer and the Lenders or their respective agents and representatives shall only be entitled to conduct two audits of the Servicer during any 12-month period beginning on the Closing Date and on each anniversary of the Closing Date and provided, further, that if a Termination Event or Servicer Termination Event shall have occurred and be continuing, there shall be no limit on the number of such audits the Administrative Agent, the Backup Servicer and the Lenders or their respective agents and representatives shall be entitled to conduct. It is anticipated that each audit will be a full operational, legal, compliance and collateral audit and will verify, among other things, the existence of the Collateral, cash application, aging and eligibility, will include a litigation and regulatory review and will confirm that internal ratings actually applied conform to underwriting standards. Each audit will also include a sample review of no fewer than 100 Receivable Files to check the accuracy of the information provided by the Borrower or the Servicer.
Section 7.04. Collection of Payments.
(a)    Establishment of the Collection Account and Reserve Account. The Servicer shall cause to be established, on or before the Closing Date, and maintain in the name of the Administrative Agent, as agent for the Secured Parties, with a Qualified Institution, which shall initially be the Collateral Custodian, (i) the Collection Account and (ii) the Reserve Account, in each case over which the Administrative Agent shall have sole dominion and control and from which neither DTCC nor the Borrower shall have any right of withdrawal.
(b)    Adjustments. If the Servicer makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
Section 7.05. Payment of Certain Expenses by the Initial Servicer. The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 7.06. Reports.
(a)    Monthly Reports; Monthly Compliance Statements; Data Tapes. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Backup Servicer and the Collateral Custodian (i) a Monthly Report and (ii) an Officer’s Certificate, dated as of the last day of the related Collection Period, stating that (A) a review of the activities of the Servicer during such Collection Period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such Collection Period (or such longer period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Following receipt of a request therefor from the Administrative Agent, the Servicer will provide to the Administrative Agent a data tape regarding the Receivables and other Collateral.
(b)    Financial Statements. The initial Servicer will submit, or cause to be submitted, to the Administrative Agent, the Backup Servicer and each Lender:
(i)    Within 105 days after the end of each of its fiscal years, audited consolidated or combined, as applicable, balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Reporting Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated or combined, as applicable, financial statements present fairly, in all material respects, the financial position and results of operations of the Reporting Group on a consolidated or combined basis, as applicable, in accordance with GAAP.
(ii)    Within 60 days after the end of the first three fiscal quarters of each of its fiscal year, the consolidated or combined, as applicable, balance sheet of the Reporting Group as at the close of each such fiscal quarter and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer, treasurer or controller as presenting fairly, in all material respects, the financial position and results of operations of the Reporting Group on a consolidated basis in accordance with GAAP, subject to the normal year-end audit adjustments.
Section 7.07. Annual Statement as to Compliance. The Servicer shall deliver to the Administrative Agent, on or before March 31st of each year, beginning in 2014, an Officer’s Certificate, dated as of the preceding December 31st, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement and the other Servicer Basic Documents throughout such year (or such shorter period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB requires the delivery by servicers of an annual report on an assessment of servicing compliance on the basis of detailed servicing criteria or other report, the delivery of a copy of such report by the Servicer to the Administrative Agent shall be deemed to satisfy the provisions of this subsection.
Section 7.08. Annual Independent Public Accountant’s Reports. The Servicer will deliver to the Administrative Agent, on or before March 31st of each year beginning in 2014, a copy of a report prepared by a firm of independent certified public accountants, who may also render other services to the Servicer or any of its Affiliates, addressed to the Board of Directors of the Servicer or any of its Affiliates, and the Administrative Agent and dated during the current year, to the effect that such firm has examined the Servicer’s policies and procedures and issued its report thereon and expressing a summary of findings (based on certain procedures performed on the documents, records and accounting records that such accountants considered appropriate under the circumstances) relating to the servicing of the Receivables and the administration of the Receivables (including the preparation of the Monthly Reports) during the preceding calendar year (or such longer period in the case of the first sale report) and that such servicing and administration was conducted in compliance with the terms of this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such report and that such examination (a) was performed in accordance with standards established by the American Institute of Certified Public Accountants, and (b) included tests relating to auto loans serviced for others in accordance with the requirements of the Uniform Single Attestation Program for Mortgage Bankers, to the extent the procedures in such program are applicable to the servicing obligations set forth in this Agreement. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB requires the delivery of an annual attestation of a firm of independent public accountants with respect to the assessment of servicing compliance with specified servicing criteria of the Servicer stating, among other things, that the Servicer’s assertion of compliance with the specified servicing criteria is fairly stated in all material respects, or the reason why such an opinion cannot be expressed, the delivery of a copy of such an attestation to the Administrative Agent shall be deemed to satisfy the provisions of this Section.
In the event such independent certified public accountants require the Collateral Custodian or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section, the Servicer shall direct the Collateral Custodian or the Backup Servicer in writing to so agree; it being understood and agreed that the Collateral Custodian and the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and neither the Collateral Custodian nor the Backup Servicer has made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.
Such report shall also indicate that the firm is “Independent” of the Servicer and its Affiliates within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.
Section 7.09. Rights Prior to Assumption of Duties by the Backup Servicer or Designation of Successor Servicer.
(a)    On or before each Reporting Date, the Servicer shall deliver to the Backup Servicer an electronic file containing all information necessary to allow the Backup Servicer to review the Monthly Report related thereto and determine the following: (i) that such Monthly Report is complete on its face, (ii) that the amounts withdrawn from the Collection Account and the balance of such account, as set forth in the records of the Servicer are the same as the amounts withdrawn from the Collection Account as set forth in the Monthly Report and (iii) the Reserve Account Amount. The Backup Servicer shall, on the second Business Days after receipt of the electronic file referred to in the preceding sentence, load such electronic file, confirm such computer tape or diskette is in readable form and verify the following: (i) the Pool Balance as of the most recent Determination Date and (ii) the Cumulative Net Loss Ratio as of the related Determination Date, each as set forth in the related Monthly Report. In the event of any discrepancy between the information set forth in the Monthly Report and the information described in the two preceding sentences, as determined or calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall notify the Servicer of such discrepancy by the third Business Day following receipt by the Backup Servicer of the related electronic file and, if by the Business Day following receipt by the Servicer of such notice, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Administrative Agent of such discrepancy. The Backup Servicer shall provide a Monthly Backup Servicer Certificate to the Administrative Agent and the Servicer, on or before the close of business on the Business Day immediately preceding each Payment Date. The Backup Servicer, in its capacity as such, shall not be responsible for delays attributable to the Servicer’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer.
(b)    At such time as may be requested in writing by the Administrative Agent, the Servicer shall deliver the Test Data File to the Backup Servicer, in a format acceptable to the Backup Servicer. The Backup Servicer and the Servicer will agree upon the file layout and electronic medium to transfer such data to the Backup Servicer. The Backup Servicer shall confirm to the Servicer and the Administrative Agent in writing that the Test Data File is in the correct format or if any changes or modifications are necessary. The Backup Servicer shall convert the Test Data File to its internal servicing system, and confirm in writing to the Servicer and the Administrative Agent that it has received and verified the completeness of the Test Data File within 90 days of receipt of such Test Data File; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Test Data File data as provided by the Servicer, but shall be deemed only to apply to the accuracy of the conversion of the Test Data Files to the Backup Servicer’s internal systems. Any cost associated with the obligations of the Backup Servicer described in this subsection shall be at the expense of the Servicer, and, to the extent that the Servicer does not pay such amounts, the Backup Servicer shall be entitled to recover such amounts in priority (iii) of Section 2.06.
(c)    Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no Liability for any action taken or omitted by the Servicer.
(d)    The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Administrative Agent, to succeed to the duties and obligations of the Servicer pursuant hereto.
(e)    Except as provided in this Agreement, the Backup Servicer may accept and rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its duties under this Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors, the Backup Servicer shall promptly notify the Servicer of such Errors or Continued Errors and, with the prior consent of the Administrative Agent, shall use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer (or, to the extent not paid by the Servicer, in accordance with Section 2.06).
(f)    The Backup Servicer shall be indemnified by the Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorneys’ fees) arising out of claims asserted against the Backup Servicer by third parties on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Backup Servicer assumes the duties of Servicer hereunder, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own gross negligence, bad faith or willful misconduct.

Section 7.10. Rights After Assumption of Duties by Successor Servicer; Liability. At any time following the assumption of the duties of the Servicer by the Backup Servicer or a Successor Servicer pursuant to Section 7.13 as a result of the occurrence of a Servicer Termination Event:
(a)    The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Administrative Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent.
(b)    The Borrower hereby authorizes the Administrative Agent to take or cause to be taken any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under the Collateral, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.
(c)    The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.14. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on the part of the Backup Servicer, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement.
(d)    The Backup Servicer shall not be charged with knowledge of any Termination Event or Unmatured Termination Event unless a Responsible Officer of the Backup Servicer obtains actual knowledge of such event or the Backup Servicer receives written notice of such event from the Borrower, the Servicer or the Administrative Agent.
(e)    The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it reasonably determines that the repayment of such funds or adequate written indemnity against such risks or liability is not available prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, the Backup Servicer, so long as it is not the Successor Servicer, shall not be liable for any obligation of the Servicer contained in this Agreement, and the parties shall look only to the Servicer to perform such obligations.

Section 7.11. Limitation on Liability of the Servicer and Others. Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Administrative Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.
Section 7.12. Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Administrative Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 7.13. Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:
(a)    any failure by the Servicer to (i) deliver any Collections or (ii) make any payment, transfer or deposit, in each case as required by this Agreement or any other Servicer Basic Document;
(b)    any failure by the Servicer to deliver to the Administrative Agent, the Collateral Custodian or the Backup Servicer a Monthly Report when required that shall continue unremedied for a period of one Business Day after (A) written notice of such failure having been received by the Servicer from the Administrative Agent, the Collateral Custodian or the Backup Servicer or (B) discovery of such failure by a Responsible Officer of the Servicer;
(c)    any failure by the Servicer duly to perform or observe any other term, covenant or agreement of the Servicer contained in this Agreement or any other Servicer Basic Document and such failure remains unremedied for 30 calendar days after discovery by a Responsible Officer of the Servicer or receipt of written notice of such failure from the Administrative Agent or any Lender;
(d)    any representation, warranty or certification made or deemed to be made by the Servicer under this Agreement or any other Servicer Basic Document, or any other certificate, information or report delivered pursuant to this Agreement or any other Servicer Basic Document, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for 30 calendar days after discovery by a Responsible Officer of the Servicer or receipt of written notice of such failure from the Administrative Agent or any Lender;
(e)    an Insolvency Event occurs with respect to the Servicer;
(f)    a Termination Event has occurred that has not been waived;
(g)    following the occurrence of a Decoupling Event, as of the end of its most recent fiscal quarter, DTAC’s Tangible Net Worth is less than $100.0 million;
(h)    following the occurrence of a Decoupling Event, as of the end of its most recent fiscal quarter, DTAC’s Adjusted Income is less than $0.00;
(i)    prior to the occurrence of a Decoupling Event, Available Cash on the last Business Day of any Collection Period is less than $15.0 million;
(j)    prior to the occurrence of a Decoupling Event, Available Liquidity on any day is less than $20.0 million;
(k)    prior to the occurrence of a Decoupling Event, the Net Worth as of any day is less than the Required Net Worth; or
(l)    prior to the occurrence of a Decoupling Event, the Leverage Ratio on the last day of any Collection Period exceeds 5.0:1.0.
Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Administrative Agent (at the direction, and with the consent of, the Required Lenders), the Administrative Agent, by written notice to the Servicer (with a copy to the Backup Servicer and the Collateral Custodian) (each, a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 7.14. Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer, the Backup Servicer (if the Backup Servicer becomes the Successor Servicer) and the Administrative Agent. The Administrative Agent may, in its discretion, at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Successor Servicer hereunder, and the Backup Servicer shall on such date assume all duties, liabilities and obligations of the Servicer hereunder from and after such date, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.
(b)    In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of subprime automobile receivables as the Successor Servicer hereunder.

(c)    Upon the termination and removal of the Servicer, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to a Receivable, and the related accounts, Receivable Files and records maintained by the Servicer. In the case that the Backup Servicer or any other Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Administrative Agent.
(d)    The Administrative Agent shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to DTCC as the Servicer.
(e)    All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by the Backup Servicer and Successor Servicer in connection with the transferring of Receivables to the Backup Servicer or Successor Servicer, converting the Servicer’s data to the Successor Servicer’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable transition expenses not exceeding $150,000 (the “Transition Expenses”). In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.06.
(f)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any Taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including DTCC. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as Successor Servicer.
(g)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Receivables.

(h)    The Administrative Agent may, solely for purposes of establishing the fee to be paid to the Backup Servicer or any other Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of subprime automobile receivables similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Administrative Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.06. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.06 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Administrative Agent and may revise the percentage used to calculate the Servicing Fee.
(i)    The Servicer, if other than DTCC, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Receivable.
Section 7.15. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due, from funds available to the Borrower under Section 2.06, any Taxes, including any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

ARTICLE EIGHT

COLLATERAL CUSTODIAN
Section 8.01. [Reserved].
Section 8.02. [Reserved].
Section 8.03. Compensation and Indemnification of Collateral Custodian.
(a)    The Collateral Custodian shall be compensated for its activities hereunder and under the Custodial Agreement by receiving the Collateral Custodian Fee.
(b)    The Borrower shall indemnify the Collateral Custodian and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Collateral Custodian, arising out of or in connection with (i) the acceptance or administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Borrower in the performance of its duties hereunder. All such amounts shall be payable from amounts paid to the Borrower in accordance with Section 2.06. The provisions of this Section shall survive the termination of this Agreement.
THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OR ANY KIND BY THE COLLATERAL CUSTODIAN.
Section 8.04. Covenants of the Collateral Custodian.
(a)    Affirmative Covenants. From the date hereof until the Facility Termination Date:
(i)    Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws and will comply with its obligations hereunder.
(ii)    Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(b)    Negative Covenants. From the date hereof until the Facility Termination Date:
(i)    Receivable Files. The Collateral Custodian will not dispose of any documents constituting the Receivable Files in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Receivable except as contemplated by this Agreement.
(ii)    No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee without the prior written approval of the Administrative Agent.
Section 8.05. Liability of the Collateral Custodian.
(a)    The Collateral Custodian shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Custodian in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Collateral Custodian and, in the absence of bad faith on the part of the Collateral Custodian, the Collateral Custodian may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Custodian and conforming to the requirements of this Agreement.
(b)    The Collateral Custodian shall not be liable for:
(i)    an error of judgment made in good faith by one of its officers; or
(ii)    any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of the Administrative Agent or a Secured Party relating to the exercise of any power conferred upon the Collateral Custodian under this Agreement;
in each case unless it shall be proved that the Collateral Custodian shall have been negligent in ascertaining the pertinent facts.
(c)    The Collateral Custodian shall not be charged with knowledge of any Termination Event or Servicer Termination Event unless an Authorized Officer of the Collateral Custodian obtains actual knowledge of such event or the Collateral Custodian receives written notice of such event from the Borrower, the Servicer, any Secured Party or the Administrative Agent, as the case may be.
(d)    Without limiting the generality of this Section, the Collateral Custodian shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Receivables, the Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any Tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates delivered to the Collateral Custodian pursuant to this Agreement believed by the Collateral Custodian to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables under this Agreement.
(e)    The Collateral Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Custodian to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.
(f)    The Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, any Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(g)    The Collateral Custodian may consult with counsel and any advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such advice or opinion of counsel.
(h)    The Collateral Custodian shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Collateral Custodian reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.
(i)    The Collateral Custodian shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent or a Secured Party; provided, that if the payment within a reasonable time to the Collateral Custodian of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Custodian, not reasonably assured by the Borrower, the Collateral Custodian may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Collateral Custodian, shall be reimbursed by the Borrower upon demand.
(j)    The Collateral Custodian may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Custodian shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

Section 8.06. Certain Matters Affecting the Collateral Custodian.
(a)    The Collateral Custodian shall have no duties or responsibilities except those that are specifically set forth herein and the Custodial Agreement, and no implied covenants or obligations shall be read into this Agreement against the Collateral Custodian. The Collateral Custodian shall be under no responsibility or duty with respect to the disposition of any Receivable Files while such Receivable Files are not in its possession. If the Collateral Custodian shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Collateral Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Collateral Custodian shall have received written instructions from the Administrative Agent or the Servicer, as applicable without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other person.
(b)    The Collateral Custodian may act in reliance upon any written communication of the Administrative Agent concerning the delivery of the Receivable Files and other items of Collateral pursuant to this Agreement. The Collateral Custodian does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Receivable Files and other Collateral. The Collateral Custodian shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct. In no event shall the Collateral Custodian have any responsibility to ascertain or take action with respect to the Receivable Files or other Collateral, except as expressly provided herein.
THE FOREGOING PARAGRAPH SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE COLLATERAL CUSTODIAN.
(c)    If the Collateral Custodian shall at any time receive conflicting instructions from the Administrative Agent and the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Collateral Custodian shall be entitled to rely on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Collateral Custodian, the Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Collateral Custodian may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Servicer and the other parties to this Agreement will hold the Collateral Custodian harmless from any claims that may arise or be asserted against the Collateral Custodian because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Collateral Custodian shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein. The Collateral Custodian may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Collateral Custodian in good faith in accordance therewith.
(d)    In the event the Collateral Custodian loses or misplaces any Receivable File or portion thereof, or if any such instruments, documents, or certificates are destroyed or damaged while in the possession of the Collateral Custodian, then, in addition to any other liability the Collateral Custodian may have in respect thereof pursuant to the terms of this Agreement or otherwise, the Collateral Custodian agrees to execute and deliver to the Administrative Agent, upon the Administrative Agent’s written request, an affidavit stating that such instrument, document, or certificate has been lost or destroyed, as applicable, and, if necessary, such other affidavits or certificates as maybe reasonably necessary to obtain replacement certificates of title.
(e)    The Collateral Custodian is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Collateral Custodian is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.
(f)    Neither the Collateral Custodian nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and believed by it or them to be within the purview of this Agreement or the Custodial Agreement, except for its or their own negligence, lack of good faith or willful misconduct. The Collateral Custodian shall indemnify and hold harmless the Administrative Agent, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred or asserted against any such entity or individual as the result of any negligence, lack of good faith or willful misconduct relating to the Collateral Custodian’s activities under this Agreement and the Custodial Agreement; provided, however, that the Collateral Custodian shall not be liable for any portion of any such loss, liability or expense resulting from the willful misfeasance, bad faith or negligence of the Administrative Agent, the Secured Party, or each of their respective officers, directors, employees and agents.  The provisions of this Section shall survive the termination of this Agreement.

ARTICLE NINE

BACKUP SERVICER
Section 9.01. Designation of the Backup Servicer.
(a)    The backup servicing role with respect to the Receivables shall be conducted by the Person appointed to act as Backup Servicer hereunder from time to time in accordance with this Section.
(b)    The Borrower and the Administrative Agent, on behalf of the Secured Parties, each hereby appoints and directs Wells Fargo Bank to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties. Wells Fargo Bank hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(c)    Until the receipt by Wells Fargo Bank of a notice from the Administrative Agent of the designation of a new Backup Servicer pursuant to Section 9.04, Wells Fargo Bank agrees that it will not terminate its activities as Backup Servicer hereunder.
Section 9.02. Duties of the Backup Servicer. From the Closing Date until the earlier of (i) its removal pursuant to Section 9.04, (ii) its resignation in accordance with the provisions of Section 9.05 or (iii) the Facility Termination Date, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the duties and obligations set forth in Sections 7.09 and 7.11.
Section 9.03. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Borrower. The Backup Servicer shall be entitled to receive its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.06. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 9.04, (iii) its resignation in accordance with the provisions of Section 9.05 and (iv) the termination of this Agreement.
Section 9.04. Backup Servicer Removal. The Backup Servicer may be removed in connection with a breach by the Backup Servicer in any material respect of any representation, warrant or covenant of the Backup Servicer under this Agreement, or otherwise in the discretion of the Administrative Agent, by notice given in writing and delivered to the Backup Servicer from the Administrative Agent (the “Backup Servicer Termination Notice”). On and after the receipt by the Backup Servicer of the Backup Servicer Termination Notice, the Backup Servicer shall continue to perform all backup servicing functions under this Agreement until the date specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Backup Servicer and the Administrative Agent.

Section 9.05. The Backup Servicer Not to Resign. The Backup Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if the Backup Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that the Backup Servicer is no longer permitted by law to act as Backup Servicer hereunder. No termination or resignation of the Backup Servicer hereunder shall be effective until a successor Backup Servicer, acceptable to the Administrative Agent has accepted its appointment as successor Backup Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.
Section 9.06. Covenants of the Backup Servicer. From the date hereof until the Facility Termination Date:
(a)    Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws and all of its obligations under this Agreement.
(b)    Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
Section 9.07. Wells Fargo Bank as Successor Servicer. In the event that Wells Fargo Bank becomes the Successor Servicer hereunder following the termination of DTCC as Servicer, the following shall apply with respect to Wells Fargo Bank, as Successor Servicer:
(a)    Servicing Fee. At all times that Wells Fargo Bank or another Person is acting as Successor Servicer hereunder, “Servicing Fee Rate” shall mean the greater of (i) 4.00% per annum and (ii) the average of three bids obtained by the Administrative Agent pursuant to the first two sentences of Section 7.14(h).
(b)    Covenants; Representations and Warranties. The covenants and representations and warranties of DTCC, as Servicer, shall apply to Wells Fargo Bank as Servicer but shall be deemed modified to the extent necessary to apply to Wells Fargo Bank; provided, however, that prior to or promptly following the Assumption Date, applicable modifications and amendments shall be agreed upon by Wells Fargo Bank and the Administrative Agent, as contemplated by Section 7.14(g).
(c)    Delegation of Duties. Wells Fargo Bank as Servicer may delegate any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that Wells Fargo Bank as Servicer shall at all times remain responsible for the performance of such duties and obligations.
(d)    Credit and Collection Policy. The Credit and Collection Policy shall be amended pursuant to Section 7.03(c) to reflect the policies of Wells Fargo Bank as Successor Servicer.
(e)    Servicer Obligations.
(i)    Wells Fargo Bank shall have no obligation to provide

investment direction pursuant to Section 2.09 or any other Section hereof requiring investment direction from the Servicer.
(ii)    Wells Fargo Bank shall not be responsible for any deficiency collections or enforcement of the Borrower’s rights under the Purchase Agreement, as set forth in Section 7.03(c)(i). The Administrative Agent hereby agrees to enforce the rights of the Borrower under the Purchase Agreement.
(f)    Termination. Wells Fargo Bank shall only be terminated in accordance with this subsection and “Servicer Termination Events” shall mean and refer to the following on and after the Assumption Date:
(i)    Wells Fargo Bank shall fail to make any payment, transfer or deposit as required under this Agreement;
(ii)    Wells Fargo Bank shall fail to observe or perform in any material respect any other covenant or agreement of the Servicer as set forth in this Agreement;
(iii)    a material breach of a representation, warranty or certification by Wells Fargo Bank made by it in its role as Servicer under this Agreement; or
(iv)    an Insolvency Event shall occur with respect to Wells Fargo Bank.
Upon the occurrence and continuation of a Servicer Termination Event, the Administrative Agent shall notify Wells Fargo Bank of such Servicer Termination Event and Wells Fargo Bank shall have 60 days thereafter to cure such breach. Should Wells Fargo Bank fail to cure such breach, then upon the lapse of 60 days thereafter or at such later time specified by the Administrative Agent, Wells Fargo Bank shall be removed as Servicer and a new Successor Servicer shall be appointed in accordance with the terms hereof.
The Administrative Agent, with the consent of the Lender, may terminate Wells Fargo Bank as Servicer hereunder in its sole discretion, upon 90 days’ prior written notice to Wells Fargo Bank.
(g)    Amendment. Prior to or promptly following the Assumption Date, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to the Backup Servicer and the Administrative Agent, providing for such modifications of this Agreement as are necessary to permit the Backup Servicer to fulfill its responsibilities hereunder as Successor Servicer.

ARTICLE TEN
TERMINATION EVENTS
Section 10.01. Termination Events.
(a)    Each of the following events shall constitute a “Termination Event:
(i)    a default in the payment of Interest on any Note when the same becomes due and payable, and such default continues for a period of two Business Days or more;
(ii)    a default in the payment of principal of any Note at the Final Scheduled Payment Date or the Redemption Date;
(iii)    any failure on the part of the Borrower to make any payment, transfer or deposit required by the terms of this Agreement or any other Borrower Basic Document on the day such payment or deposit is required to be made and such failure continues for more than two Business Days;
(iv)    any failure by the Borrower duly to perform or observe any term, covenant or agreement of the Borrower contained in this Agreement or any other Borrower Basic Document and such failure remains unremedied for 30 calendar days after the earliest to occur of (A) discovery by a Responsible Officer of the Borrower, (2) the date such Responsible Officer should have discovered such failure and (3) receipt of a written notice of such failure from the Administrative Agent;
(v)     any representation, warranty or certification made or deemed to be made by the Borrower under this Agreement or any other Borrower Basic Document, or any Monthly Report or other information required to be given by the Borrower or the Servicer to the Administrative Agent, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for 30 calendar days after the earlier to occur of (A) discovery by a Responsible Officer of the Borrower and (B) receipt of a written notice of such failure from the Administrative Agent;
(vi)    an Insolvency Event occurs with respect to the Borrower;
(vii)    the Administrative Agent shall fail for any reason to have a first priority perfected security interest in any portion of the Collateral;
(viii)    (A) the Performance Guaranty shall cease to be a legal, valid and binding obligation of DTAC, enforceable in accordance with its terms, (B) any Person shall seek to render the Performance Guaranty unenforceable against DTAC or (C) DTAC seeks to repudiate its obligations under the Performance Guaranty; or
(ix)    any failure by the Originator to repurchase any Receivable it is required to repurchase pursuant to the Purchase Agreement;
provided, however, that (A) if any delay or failure of performance referred to in clauses (i)

through (iii) above shall have been caused by force majeure or other similar occurrence, there shall be a grace period for an additional 30 calendar days beyond the due date after giving effect to any applicable grace period, (B) if any delay or failure of performance referred to in clauses (iv) or (v) above shall have been caused by force majeure or other similar occurrence, such failure or delay shall not constitute a Termination Event for an additional 30 calendar days.
(b)    Upon the occurrence of any Termination Event the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower (with a copy to the Collateral Custodian), declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 10.01(a)(vi) has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 10.02. Actions Upon Declaration of the Occurrence of the Termination Date. Upon the declaration of the occurrence of the Termination Date, the Administrative Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, the Administrative Agent may, or at the direction of the Required Lenders, shall take the following remedial actions:
(a)    The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Loans Outstanding, any Interest accrued thereon and or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Reserve Account, the Collection Account or any part of such accounts in accordance with the priorities required by Section 2.06.
(b)    The Administrative Agent may take any action permitted under the Basic Documents, including exercising any rights available to it under the Master Agency Agreement.
(c)    Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, on behalf of the Administrative Agent and the Secured Parties and without notice except as specified below, foreclose on the Collateral or any part of the Collateral, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(d)    Upon the completion of any sale under Section 10.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(e)    At any sale under Section 10.02(c), DTCC, the Administrative Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 10.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price.
(f)    The Administrative Agent may direct the Servicer to direct Collections to an account other than the Collection Account.
(g)    The Administrative Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.
Section 10.03. Exercise of Remedies. No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower, the Secured Parties or the Administrative Agent, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 10.04. Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.
Section 10.05. Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, upon the occurrence and during the continuance of a Termination Event and in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Basic Document. Nevertheless, if so requested by the Administrative Agent, directly or through a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE EVEVEN
INDEMNIFICATION

Section 11.01. Indemnities by the Borrower. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, the Collateral Custodian, the Backup Servicer or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, each Secured Party or its assignee, the Collateral Custodian, the Backup Servicer and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower and the Servicer shall jointly and severally indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(a)    any Receivable represented by the Borrower to be an Eligible Receivable which is not as of the Loan Date an Eligible Receivable;
(b)    reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(c)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any other Basic Document or a failure by the Borrower or any other DT Entity to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicle or the non-conformity of any Contract with any such Applicable Law and any failure by the Originator or any Affiliate thereof to perform its respective duties under the Contracts and Receivables included as a part of the Collateral;
(d)    the failure to vest and maintain vested in the Administrative Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(e)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;
(g)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such

Obligor enforceable against it in accordance with its terms);
(h)    any failure by the Borrower or the Servicer to perform its respective duties or obligations in accordance with the provisions of this Agreement;
(i)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(i)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;
(j)    any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest, any obligation or any other amount due hereunder, which amount such entity believes in good faith is required to be repaid;
(k)    any litigation, proceeding or investigation (a) before any Governmental Authority in respect of any Contract, Receivable or Financed Vehicle included as part of the Collateral, (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct or (b) relating to or arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans by the Borrower or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Person becomes involved as a result of any of the transactions contemplated by the Basic Documents;
(l)    the use of the proceeds of any Loan;
(m)    any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any of the Receivables and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;
(n)    the failure of the Borrower to remit to the Servicer or the Administrative Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds;
(o)    all reasonable and documented fees, costs and expense (including reasonable legal fees and expenses) incurred by any Lender, the Administrative Agent, the Backup Servicer or the Collateral Custodian in connection with entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Borrower or the Servicer, or is required or necessary under the Basic Documents; or
(p)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent, any Lender or the Collateral Custodian as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Basic Documents.
Section 11.02. Indemnities by the Servicer. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, the Collateral Custodian, the Backup Servicer or any of their respective Affiliates may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower and the Servicer shall jointly and severally indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:
(a)    reliance on any representation or warranty made or deemed made by the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(b)    the failure to vest and maintain vested in the Administrative Agent a valid and enforceable security interest in any or all of the Collateral or a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(c)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;
(d)    any failure by the Servicer to perform its respective duties or obligations in accordance with the provisions of this Agreement;
(e)    all reasonable and documented fees, costs and expense (including reasonable legal fees and expenses) incurred by any Lender, the Administrative Agent, the Backup Servicer or the Collateral Custodian in connection with entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Servicer; or
(f)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent, any Lender or the Collateral Custodian as a result of the acceptance of payments or of Collateral due under the Basic Documents.

Notwithstanding the foregoing Sections 11.01 and 11.02, in no event shall any Indemnified Party be indemnified against: (i) Excluded Taxes; or (ii) except as otherwise provided herein, (A) nonpayment by an Obligor of an amount due and payable with respect to a Receivable or (B) any loss in value of any Financed Vehicle or Eligible Investment due to changes in market conditions or for other reasons beyond the control of the Servicer or the Borrower.

ARTICLE TWELVE
THE ADMINISTRATIVE AGENT
Section 12.01. Authorization and Action.
(a)    Each Lender and each Secured Party hereby designates and appoints Wells Fargo Securities (and Wells Fargo Securities accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b)    Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
(c)    The Administrative Agent shall promptly distribute to each Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement.
Section 12.02. Delegation of Duties. The Administrative Agent may execute any of its duties under any of the Basic Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any other party contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Termination Event or Servicer Termination Event unless it has received written notice thereof from the Borrower, the Servicer or a Secured Party.
Section 12.04. Reliance.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by the Administrative Agent.
(b)    The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Basic Documents unless it shall first receive such advice or concurrence of the Required Lenders and Required Owners as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Lenders and the Required Owners, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event or Servicer Termination Event unless it has received notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders and Required Owners.

Section 12.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Backup Servicer, the Servicer, the Originator and the Collateral Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Backup Servicer, the Originator and the Collateral Custodian and the Receivables and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Basic Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Backup Servicer, the Originator and the Collateral Custodian and the Receivables. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Backup Servicer, the Originator and the Collateral Custodian or the Receivables which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 12.06. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the Administrative Agent.

Section 12.07. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Basic Document as though it were not the Administrative Agent hereunder. Any such Person, in its capacity as Administrative Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. Any Person which is the Administrative Agent may act as the Administrative Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
Section 12.08. Successor Administrative Agent. The Administration Agent may freely assign its rights and obligations hereunder upon ten days’ notice to the Lenders and the Borrower. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders and Required Owners shall appoint a successor administrative agent Any successor administrative agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE THIRTEEN

ASSIGNMENTS; PARTICIPATIONS
Section 13.01. Assignments and Participations.
(a)    Each Lender agrees that the Notes or interest therein owned by such Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Notes or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Notes, such Lender has not engaged and will not engage in a general solicitation or general advertising.
(b)    Each Lender may upon at least 30 days’ notice to the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Administrative Agent, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Thirteen and (vii) there shall be no increased costs, expenses or taxes incurred by the Administrative Agent upon assignment or participation. Upon such execution, delivery and acceptance by the Administrative Agent and the recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount of each Loan made by each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Subject to the provisions of Section 13.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Lender Register.
(f)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the

Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Loan owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 13.01.
(g)    Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h)    Nothing herein shall prohibit any Lender from pledging or assigning as Collateral any of its rights under this Agreement to any Federal Reserve Bank or any other Governmental Authority in accordance with Applicable Law and any such pledge or Collateral assignment may be made without compliance with Section 13.01(a) or 13.01(b).

ARTICLE FOURTEEN

MUTUAL COVENANTS REGARDING CONFIDENTIALITY
Section 14.01. Covenants of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian. Each of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of a Lender under this Agreement), except as the Administrative Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, subservicers, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer, the Backup Servicer or the Collateral Custodian, (iii) to Wells Fargo Bank or its Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Basic Documents (other than the Fee Letter and excluding from any such copy the identity of each Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Administrative Agent or Lender of its intention to make any such disclosure prior to making such disclosure.
Section 14.02. Covenants of the Administrative Agent and the Lenders.
(a)    Each of the Administrative Agent and each Lender covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Basic Documents or to the Rating Agencies.
(b)    Each of the Administrative Agent and each Lender may also disclose any such Confidential Information to its Advisors who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Basic Documents. Each of the Administrative Agent and each Lender agrees to be responsible for any breach of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.
(c)    None of the Administrative Agent, any Lender nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Basic Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Basic Documents, including the status thereof.

(d)    Each of the Administrative Agent and each Lender acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and the Servicer. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, the Servicer or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Basic Documents. The Administrative Agent and each Lender agree that if the Borrower and/or the Servicer should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary for purposes of documenting any due diligence review performed by it in connection with the Transaction.
(e)    Each of the Administrative Agent and each Lender acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Administrative Agent and each Lender agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Borrower, the Servicer and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, the Servicer and their Affiliates for any such breach. Accordingly, each of the Administrative Agent and each Lender acknowledges and agrees that the Borrower, the Servicer and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, the Servicer and their respective Affiliates whether at law or in equity.
(f)    If the Administrative Agent, a Lender or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Basic Documents), the related entity shall promptly notify the Borrower and the Servicer in writing (unless it has been advised by an Opinion of Counsel that such notification is prohibited by law or regulation) of such requirement so that the Borrower and/or the Servicer, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Administrative Agent and each Lender agrees to use its reasonable efforts, upon the written request of the Borrower or the Servicer, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, it may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised by an Opinion of Counsel that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.
Notwithstanding the foregoing, it is understood that the Administrative Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Administrative Agent or any Lender. Under such circumstances, the related entity agrees to provide notice to the Borrower and the Servicer as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.
(g)    It is understood and agreed that no failure or delay by the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
Section 14.03. Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).

ARTICLE FIFTEEN
MISCELLANEOUS
Section 15.01. Amendments and Waivers. Except as otherwise provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the parties hereto and the Required Lenders; provided, however, that no such amendment, waiver, or consent shall, without the written consent of each Lender:
(a)    waive any condition set forth in Section 4.02;
(b)    amend any provision of Section 2.06;
(c)    amend any provision of Schedule A;
(d)    change any provision of this Section or the definition of “Required Lenders” or “Required Owners” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(e)    amend or change the definition of “Cumulative Net Loss Ratio”, “Level I Event”, “Reserve Account Required Amount” or “Target Overcollateralization Amount”; or
(f)    reduce the principal or the rate of interest on any Loans Outstanding or any fees or other amounts payable hereunder or under any other Basic Document;
provided further, that the Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto and with the consent of the Required Lenders.
Section 15.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and e-mailed, mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, or (ii) e-mail or facsimile copy, when verbal or written communication of receipt is obtained, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail.
Section 15.03. No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by Applicable Law.

Section 15.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns.
Section 15.05. Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Eleven, the confidentiality provisions of Article Fourteen, the provisions of Section 15.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.
Section 15.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN § 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 15.07. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 15.08. Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Administrative Agent, the Secured Parties, the Collateral Custodian, the Backup Servicer and their respective Affiliates and officers, directors, employees and agents thereof under Article Eleven, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Secured Parties, the Backup Servicer and the Collateral Custodian incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Secured Parties, the Backup Servicer and the Collateral Custodian with respect thereto and with respect to advising such entities as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such entities in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder or the funding or maintenance of Loans hereunder.
Section 15.09. No Insolvency Proceedings. Notwithstanding any prior termination of this Agreement, no Lender shall, prior to the date which is one year and one day after the final payment of the Aggregate Unpaids, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
Section 15.10. Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, the Collateral Custodian or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any such Person or any manager or administrator of such Person or any incorporator, Affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Collateral Custodian and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
(b)    The provisions of this Section shall survive the termination of this Agreement.

Section 15.11. Patriot Act Compliance. The Administrative Agent and the Collateral Custodian hereby notify the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, the Collateral Custodian and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent, the Collateral Custodian and each Lender.
Section 15.12. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:
DT FUNDING, LLC
By: /s/ Mark Sauder
Name: Mark Sauder
Title: Manager
Address for Notices:
DT Funding, LLC
4020 East Indian School Road
Suite 680
Phoenix, Arizona 85018
Attention: General Counsel
Facsimile No.: N/A
Telephone No.: (602) 852-6600
E-mail: Jon.Ehlinger@drivetime.com

With a copy to:
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: Brian William Burke
Facsimile No.: (602) 382-6070
Telephone No.: (602) 382-6379
E-mail: bburke@swlaw.com

Loan and Security Agreement

THE SERVICER:
DT CREDIT COMPANY, LLC
By: /s/ Mark Sauder
Name: Mark Sauder
Title:
Address for Notices:
DT Credit Company, LLC
4020 East Indian School Road, Suite 680
Suite 680
Phoenix, Arizona 85018
Attention: General Counsel
Facsimile No.: (972) 755-8334
Telephone No.: (602) 852-6600
E-mail: Jon.Ehlinger@drivetime.com

With a copy to:
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: Brian William Burke
Facsimile No.: (602) 382-6070
Telephone No.: (602) 382-6379
E-mail: bburke@swlaw.com

Loan and Security Agreement

THE ADMINISTRATIVE AGENT:
WELLS FARGO SECURITIES, LLC, as Administrative Agent
By: /s/ Steven J. Ellis
Name: Steven J. Ellis
Title: Managing Director
Address for Notices:
Wells Fargo Securities, LLC
One Wells Fargo Center, MAC D1053-082
Charlotte, North Carolina 28202
Attention: Michael Schwartz
Facsimile No.: (704) 383-9106
Telephone No.: (704) 715-3570
E-mail: michael.schwartz@wellsfargo.com

Loan and Security Agreement

LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Leah W. Miller
Name: Leah W. Miller
Title: Managing Director
Commitment: $350,000,000
Address for Notices:
One Wells Fargo Center, MAC D1053-082
Charlotte, North Carolina 28202
Attention: Michael Schwartz
Facsimile No.: (704) 383-9106
Telephone No.: (704) 715-3570
E-mail: michael.schwartz@wellsfargo.com

Loan and Security Agreement

THE COLLATERAL CUSTODIAN AND BACKUP SERVICER:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Custodian and Backup Servicer

By: /s/ Tara H. Anderson
Name: Tara H. Anderson
Title: Vice President
Wells Fargo Bank, National Association,
as Collateral Custodian and Backup Servicer
MAC N9311-161
Sixth and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services/Structured
Products Services
Facsimile No.: (612) 667-3464
Telephone No.: (636) 527-9449
E-mail: tara.h.anderson@wellsfargo.com

Loan and Security Agreement

SCHEDULE A
ELIGIBLE RECEIVABLE CRITERIA
An “Eligible Receivable” means a Receivable as to which all of the following conditions are satisfied:
(a)    Characteristics of Receivables. As of the Cutoff Date (or such other date as may be specifically set forth below), each Receivable:
(i)    has been fully and properly executed or electronically authenticated by the Obligor thereto, who has provided as its most recent billing address an address located in the United States;
(ii)    has either (A) been originated by DTAG or its Affiliates in the ordinary course of DTAG or its Affiliate’s business to finance the retail sale by DTAG or its Affiliates of the related Financed Vehicle and has been purchased by the Originator in the ordinary course of business or (B) has been originated or acquired directly by the Originator in accordance with its customary practices and, in either case, has been transferred by the Originator to the Borrower pursuant to the Purchase Agreement and pledged by the Borrower to the Administrative Agent pursuant to the Loan and Security Agreement;
(iii)    complied with, at the time of its origination, and shall remain in compliance with, all Applicable Laws and all Requirements of Law, including all consumer protection laws;
(iv)    is secured by a first priority validly perfected security interest in the Financed Vehicle in favor of the Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in the Financed Vehicle in favor of the Originator, as secured party, which security interest, in either case, is assignable and has been so assigned by the Originator to the Borrower and by the Borrower to the Administrative Agent;
(v)    contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security;
(vi)    provided, at origination, for level payments, no less frequently than monthly, which fully amortize the initial Principal Balance over the original term; provided, that the amount of the first or last payment may be different from the level payment but in no event more than three times the level payment;
(vii)    provides for interest at the APR specified in the Schedule of Receivables;

(viii)    was originated in the United States and denominated in Dollars;
(ix)    `    is secured by a new or used automobile, light-duty truck or van;
(x)        has an APR of at least 3.00%, an outstanding Principal Balance of at least $1.00 and no more than $25,000.00 and a final scheduled payment date on or before December 31, 2019;
(xi)        had an original term to maturity of not more than 72 months and has a remaining term to maturity, as of the Cutoff Date, of not more than 72 months and not less than two months;
(xii)    as of the Cutoff Date, was neither (A) a Delinquent Receivable or (B) a Defaulted Receivable;
(xiii)    with respect to which the related Financed Vehicle has not been repossessed from the Obligor on or prior to the Cutoff Date;
(xiv)    was not noted in the records of the Originator or the Servicer as being the subject of any pending bankruptcy or insolvency proceeding;
(xv)    is not subject to a force-placed Insurance Policy on the related Financed Vehicle;
(xvi)    is a Simple Interest Receivable, and scheduled payments under each Receivable have been applied in accordance with the method for allocating principal and interest set forth in such Receivable;
(xvii)    was selected using selection procedures that were not known or intended by the Originator or the Borrower to be adverse to the Administrative Agent or the Secured Parties;
(xviii)    provides that a prepayment by the related Obligor will fully pay the Principal Balance and accrued interest through the date of prepayment based on the Receivable’s APR;
(xix)    with respect to which the Collateral Custodian holds the Certificate of Title or the application for a Certificate of Title for the related Financed Vehicle or the Servicer will obtain within 180 days of the related date of origination a Certificate of Title with respect to the Financed Vehicle as to which the Collateral Custodian holds only such application;
(xx)    the related Financed Vehicle, if titled in the State of Texas, is a “motor vehicle” as defined in Section 501.002 of the Texas Transportation Code;
(xxi)    by virtue of its sale, transfer, assignment and conveyance by the Originator to the Borrower and from the Borrower to the Administrative Agent, is not subject to and will not result in any Tax payable by the Originator, or the Borrower to any federal, State or local government, other than those Taxes which have or will be paid by the Originator as due; and
(xxii)    based on Cutoff Date Pool Balance, no more than $3,000,000 of the Receivables constituted collateral for the asset backed notes issued by DT Auto Owner Trust 2009-1.
(b)    Schedule of Receivables. The information with respect to the Receivables transferred on the Loan Date set forth in the Schedule of Receivables was true and correct in all material respects as of the Cutoff Date.
(c)    Compliance with Law. The Receivable complied at the time it was originated or made, and the pledge of that Receivable to the Administrative Agent complied at the time of transfer, in all material respects with all requirements of applicable federal, State and local laws, and regulations thereunder, including, to the extent applicable, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Consumer Financial Protection Bureau’s Regulations B and Z, the Servicemembers Civil Relief Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to that Receivable.
(d)    Binding Obligation. The Receivable constitutes the legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the Cutoff Date of the Servicemembers Civil Relief Act, as amended, to the extent applicable to the related Obligor.
(e)    Receivable in Force. The Receivable has not been satisfied, subordinated or rescinded nor has the related Financed Vehicle been released from the lien of such Receivable in whole or in part. There are no Liens against the related Financed Vehicle (other than Liens arising pursuant to such Receivable).
(f)    No Default; No Waiver. Except for payment delinquencies continuing for a period of not more than 60 days as of the Cutoff Date, the records of the Servicer did not disclose that any default, breach, violation or event permitting acceleration under the terms of the Receivable existed as of the Cutoff Date or that any continuing condition that with notice or lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of the Receivable had arisen as of the Cutoff Date and neither the Originator nor the Borrower has waived any of the foregoing.
(g)    Insurance. The Receivable requires that the Obligor thereunder obtain comprehensive and collision insurance covering the related Financed Vehicle.

(h)    No Government Obligor. The Obligor on the Receivable is not the United States of America, any State or any local government, or any agency, department, political subdivision or instrumentality of the United States, any State or any local government.
(i)    Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. The Originator has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.
(j)    Good Title. It is the intention of the Originator that the sale, transfer, assignment and conveyance herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables not be part of the Originator’s estate in the event of the filing of a bankruptcy petition by or against the Originator under any bankruptcy law. As of the Loan Date, no Receivable has been sold, transferred, assigned, conveyed or pledged to any Person other than pursuant to the Basic Documents. As of the Loan Date, and immediately prior to the sale and transfer contemplated by the Purchase Agreement, the Originator had good and marketable title to and was the sole owner of each Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder), and, immediately upon the sale and transfer thereof to the Borrower pursuant to the Purchase Agreement and the pledge thereof to the Administrative Agent pursuant to the Loan and Security Agreement, the Borrower will have good and marketable title to each Receivable, free and clear of all Liens (other than Permitted Liens).
(k)    Filings. All filings (including, without limitation, UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables, and to give the Administrative Agent a first priority perfected security interest therein, will be made on the Closing Date.
(l)    Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Basic Documents. The Originator has not authorized the filing of and is not aware of any financing statements against the Originator or DTAC that include a description of collateral covering any Receivable other than any financing statement relating to security interests granted under the Basic Documents or that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Purchase Agreement creates a valid and continuing security interest in the favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from DTAC. The Loan and Security Agreement creates a valid and continuing perfected security interest in the favor of the Administrative Agent which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors and purchasers and assignees from the Borrower.
(m)    Characterization of Receivables. Each Receivable constitutes “tangible chattel paper”, as defined in the UCC.

(n)    One Original. There is only one executed original copy of the Contract (in each case within the meaning of the UCC) related to each Receivable. The Contract has not been stamped or otherwise marked to show any interest of any other Person or any such stamp or other mark has been cancelled.
(o)    No Defenses. Neither DTAC nor the Borrower has any knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened, with respect to any Receivable.

SCHEDULE B
SCHEDULE OF RECEIVABLES
(Original delivered to the Administrative Agent)

SB-1

SCHEDULE C
LOCATION OF RECEIVABLE FILES
Wells Fargo Bank, National Association
1055 10th Avenue SE
MAC N9401-011
Minneapolis, MN 55414

SC-1

SCHEDULE D
SCHEDULE OF DOCUMENTS

1.
Loan and Security Agreement, dated as of November 20, 2012, among DT Funding, LLC, as borrower (the “Borrower”), DT Credit Company, LLC (“DTCC”), as servicer (the “Servicer”), the Lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), and Wells Fargo Bank, National Association (“Wells Fargo Bank”), as collateral custodian and backup servicer.

2.	Purchase Agreement, dated as of November 20, 2012, between DT Acceptance Corporation (“DTAC”) and the Borrower.

3.	Fee Letter, dated December 23, 2011, among the Borrower, the Servicer and the Administrative Agent.

4.	Fee Letter, dated November 20, 2012, among DTCC, the Borrower and the Administrative Agent.

5.	Performance Guaranty, dated as of November 20, 2012, by DTAC in favor of the Administrative Agent.

6.
Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement, dated as of December 16, 2005, among DTCC, DriveTime Car Sales Company, LLC, The Royal Bank of Scotland (successor-in-interest to Greenwich Capital Financial Products, Inc.), Wells Fargo Bank and Wilmington Trust Company, in its capacity as owner trustee of certain “Current Trusts” identified therein, as amended, modified or supplemented from time to time with the prior written consent of the Administrative Agent, together with any acknowledgement and agreement.

7.	Note of the Borrower in favor of Wells Fargo Bank, dated November 20, 2012.

8.	Power of Attorney, dated as of November 20, 2012, from the Borrower to the Administrative Agent.

9.	Opinion of Snell & Wilmer L.L.P. dated November 20, 2012, as to certain corporate and security interest matters.

10.	Opinion of Snell & Wilmer L.L.P. dated November 20, 2012, as to certain non-consolidation matters.

11.	Opinion of Snell & Wilmer L.L.P. dated November 20, 2012, as to certain true-sale matters.

12.	Opinion of Snell & Wilmer L.L.P. dated November 20, 2012, as to the Performance Guaranty.

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EXHIBIT A
FORM OF NOTE
November 20, 2012
FOR VALUE RECEIVED, the undersigned, DT FUNDING, LLC, a Delaware limited partnership (the “Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the office of the Administrative Agent set forth in the Loan and Security Agreement, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”) among the Borrower, DT Credit Company, LLC, as servicer, the Lenders named therein, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as collateral custodian and backup servicer, on the Termination Date, in lawful money of the United States of America and in immediately available funds, the principal amount of THREE HUNDRED FIFTY MILLION Dollars ($350,000,000), or, if less, such Lender’s Invested Percentage of the Loans Outstanding under the Loan and Security Agreement, and to pay interest at such office, in like money, from the Loan Date on the unpaid principal amount of such Lender’s Invested Percentage of the Loans from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.
The Lender is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount such Lender’s Invested Percentage of each Loan made under the Loan and Security Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Loan and Security Agreement in respect of the Loans or such Lender’s Invested Percentage thereof.
This Note is one of the Notes referred to in the Loan and Security Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Loan and Security Agreement.
Upon the occurrence of a Termination Event, the Administrative Agent, on behalf of the Secured Parties, shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
DT FUNDING, LLC, as Borrower

By: ______________________________________
Name:
Title:

Schedule 1 to
Note

Invested Percentage of Loans	Interest on Loans	Payments on Loans	Notation by Date

EXHIBIT B
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 201
Reference is made to the Loan and Security Agreement, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among DT Funding, LLC, as borrower, DT Credit Company, LLC, as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), and Wells Fargo Bank, National Association, as collateral custodian and backup servicer. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Loan and Security Agreement.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan and Security Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Loan and Security Agreement, including such interest in the Commitment of the Assignor and the Lender Advances made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Lender Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.
3.    The Assignor and the Assignee confirm to and agree with each other and the other parties to Loan and Security Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Security Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Loan and Security Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender party to the Loan and Security Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Thirteen; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Thirteen of the Loan and Security Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    The Assignor and the Assignee agree to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with this Assignment and Acceptance.
6.    Upon such acceptance by the Administrative Agent, the Assignee shall be a party to the Loan and Security Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Loan and Security Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Loan and Security Agreement, Assignor shall cease to be a party thereto).
7.    Upon such acceptance by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make, or cause to be made, all payments under the Loan and Security Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan and Security Agreement for periods prior to the Assignment Date directly between themselves.
8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the __ day of ________, 201  .
_______________, as Assignor
By:
Name:
Title:
_______________, as Assignee
By: ______________________________________
Name:
Title:

Schedule 1
to
Assignment and Acceptance
Dated _________, 201

Section 1.
Percentage Interest:	________%
Section 2.
Assignee’s Commitment:	$_____________
Aggregate Lender Advances Owing to the Assignee:	$_____________
Section 3.
Assignment Date: _____________, 201

EXHIBIT C

FORM OF POWER OF ATTORNEY
This Power of Attorney (this “Power of Attorney”) is executed and delivered by DT Warehouse V, LLC (“Grantor”) to Wells Fargo Securities, LLC, as Administrative Agent (“Attorney”), pursuant to (i) the Loan and Security Agreement, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among DT Funding, LLC, as borrower (the “Borrower”), DT Credit Company, LLC, as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as collateral custodian and backup servicer, and (ii) the other Basic Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan and Security Agreement.
No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) exercise all rights and privileges of Grantor under the Purchase Agreement; (b) pay or discharge any taxes, Liens or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property; (c) defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce

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any other right in respect of Grantor’s property; (e) sell, transfer, pledge, make any agreement with respect to or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Loan and Security Agreement or any other Basic Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of this 20th day of November, 2012.
DT FUNDING, LLC
By:
Name:
Title:
Sworn to and subscribed before
me this 20th day of November, 2012
_____________________________________
Notary Public
[NOTARY SEAL]

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EXHIBIT D
FORM OF SOLVENCY CERTIFICATE
November 20, 2012
Wells Fargo Securities, LLC
One Wells Fargo Center, TW-16
301 S. College Street
Charlotte, North Carolina 28202
Attention: Michael Schwartz

Re:	DT Funding, LLC Loan and Security Agreement
Ladies and Gentlemen:
I, _______________, the duly elected _________________ of DT Credit Company, LLC, the Member of DT Funding, LLC (the “Borrower”), hereby certify, as of November 20, 2012 (the “Loan Date”), with respect to the Borrower:
(i)    the fair value of the property owned by the Borrower is greater than the amount of the Borrower’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code;
(ii)    the present fair salable value of the property owned by the Borrower in an orderly liquidation of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured;
(iii)    the Borrower is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv)    the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s ability to pay as such debts and liabilities mature;
(v)    the Borrower is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital; and
(vi)    as of the Loan Date, (A) the Borrower shall not be insolvent and shall not become insolvent as a result of the transfer of Receivables on the Loan Date, (B) such

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transfer shall not have been made with actual intent to hinder, delay or defraud any Person and (C) the assets of the Borrower shall not constitute unreasonably small capital to carry out its business as conducted.
Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among the Borrower, DT Credit Company, LLC, as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as collateral custodian and backup servicer.
Very truly yours,
DT FUNDING, LLC
By: ______________________________________
Name:
Title:

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EXHIBIT E
FORM OF MONTHLY REPORT
[Electronic version on file with the Administrative Agent]

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